Exhibit 2.1

SHARE Sale AND Purchase AGREEMENT*
relating to
IntraNav GmbH

between

The Shareholders of Intranav GmbH

and

Nanotron technologies Gmbh

* Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Inpixon hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.

TABLE OF CONTENTS

1.	Interpretation	2

2.	Sale and Transfer of Target Shares	10

3.	Purchase Price	10

4.	Closing Date Financial Calculations	11

5.	Due Date of Preliminary Purchase Price	13

6.	Conduct of Business through Closing	14

7.	Closing Conditions	14

8.	Closing	15

9.	Representations and Warranties	17

10.	Remedies, Coverage of Warranties and Liability, Limitations	32

11.	Tax indemnity and cooperation in tax matters	36

12.	Special Indemnities	37

13.	Post-Closing Covenants	37

14.	Non-Disclosure	38

15.	Notices	39

16.	Assignment of Rights; Set-off	42

17.	Additional Covenants, Statements	40

18.	MISCELLANEOUS	40

Share Sale and Purchase Agreement

Schedules

Schedule A	Parties
Schedule B	Shares in the Target Company
Schedule 3.2	Sample Calculation of Final Purchase Price
Schedule 5.2	Sellers’ Bank Accounts and Purchase Price Allocation
Schedule 7.1.1	Waiver of Sellers’ rights under Shareholders’ Agreement
Schedule 8.2.2	Shareholders’ Resolution
Schedule 8.2.3	Revocation and Waiver Letter
Schedule 8.2.5	Power of Attorney
Schedule 8.2.6	Draft Closing Memorandum
Schedule 9.5.1	Financial Statements Company
Schedule 9.5.7	Subsidies
Schedule 9.6	Agreements with Affiliates
Schedule 9.7	Major Customers and Major Suppliers
Schedule 9.8	Material Agreements
Schedule 9.10	Insurances
Schedule 9.11	Banking information
Schedule 9.13.2	Leased Real Estate
Schedule 9.15.2	Own Registered IP Rights
Schedule 9.15.3	Own Software Rights
Schedule 9.15.3a)	Third party rights
Schedule 9.15.14	Disruptions of IT-systems
Schedule 9.15.16	Violation of data protection
Schedule 9.16.1	Employees and Employee Benefits
Schedule 9.16.2	Target Company’s lists of Key Employees
Schedule 9.16.4	Pensions
Schedule 9.16.6	Labor Disputes and Audits
Schedule 9.16.8	Offer of Employment
Schedule 9.23	Documents
Schedule 10.1.2	Joint Instruction Letter

Share Sale and Purchase Agreement

THIS SHARE SALE AND PURCHASE AGREEMENT is made on 8 December 2021

Between the individuals and entities listed and as further described in Schedule A.

Preamble

(1)	IntraNav GmbH is a limited liability company incorporated under the laws of Germany, registered in the commercial register kept at the local court of Frankfurt am Main under number HRB 92924, with its registered office at Frankfurter Straße 27, 65760 Eschborn (“Target Company”).

(2)	The Target Company has a nominal share capital (Stammkapital) in the amount of EUR 52,829.00 which is split into 52,829.00 shares (Geschäftsanteile), each with a nominal amount of EUR 1.00. The shares in the Target Company are held by the Sellers and the Target Company as listed in Schedule B.

(3)	The Target Company develops a real time IoT platform and other RTLS solutions and technologies (“Business”).

(4)	Certain Sellers and the Target Company have entered into a shareholders’ agreement regarding the Sellers’ joint shareholding in the Target Company dated 24 June 2016 (deed roll no. 832/2016 of the notary public Lars Zimmermann, Schwetzingen) and a first amendment agreement dated 20 December 2017 (deed roll no. 722/2017 of the notary public Dr. Frank Schmitz, Frankfurt am Main).

(5)	This shareholders’ agreement has been terminated by investment and shareholders’ agreement dated 22 March 2019 (deed roll no. 290/2019 of the notary public Dr. Sebastian Gronstedt, Frankfurt am Main) according to which Seller 1, Seller 2, Seller 3, Seller 5, Seller 6, Seller 7, Seller 8 and Seller 10 have agreed to specify the rights and obligations of their joint shareholding in the Target Company (“Shareholders’ Agreement”). Seller 9 has acceded to the Shareholders’ Agreement by accession agreement dated 15 November 2019 (deed roll no. 987/2019 of the notary public Dr. Sebastian Gronstedt, Frankfurt am Main) and Seller 4 has acceded to the Shareholders’ Agreement by accession agreement dated 14 December 2020 (deed roll no. 1186/2020 of the notary public Dr. Sebastian Gronstedt, Frankfurt am Main).

(6)	In accordance with this share sale and purchase agreement (the “Agreement”), the Sellers wish to sell and transfer the Target Shares and the Purchaser wishes to purchase and acquire the Target Shares (hereinafter the “Transaction”).

Share Sale and Purchase Agreement

Now, therefore, the Parties agree as follows:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires:

“Accounting Expert” has the meaning specified in clause 4.4.

“Accounts Date” means December 31, 2020.

“Adjusted Strike Price” means the Strike Price multiplied by the amount equal to the Euro exchange rate published at reuters.com as of the applicable date.

“Affiliate” means any individual or entity who or which is affiliated (verbunden) with the Party concerned within the meaning of sec. 15 et seq. AktG.

“Agreement” has the meaning specified in Preamble no (6).

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“AO” means the German Tax Code (Abgabenordnung).

“Applicable Accounting Principles” has the meaning specified in clause 4.2.

“Applicable Law” means, in respect of any Person, property, activities, transaction or event, all laws (including principles of common law and equity), statutes, by-laws, regulations, codes, treaties, directives and policies (whether or not having the force of law), now or hereafter in effect, of any Governmental Authority having jurisdiction thereon or thereover, and any orders issued, filed or imposed by any such Governmental Authority – in each case provided that the Target Company operates its Business in the respective jurisdiction.

“Assigned & Licensed Proprietary Rights” has the meaning specified in clause 9.15.1.

“Beneficiaries” has the meaning specified in clause 7.1.3.

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Bridge Loan Agreement” means the loan agreement dated 24 August 2021 entered into between Inpixon GmbH, an Affiliate of the Purchaser, as lender and the Target Company as borrower.

“Business” has the meaning specified in Preamble no. (3).

“Business Day” means any day on which banks are open for business other than a Saturday, Sunday or public holiday in Frankfurt am Main, Germany and Palo Alto, California, USA.

Share Sale and Purchase Agreement

“Cash” means the sum of all unrestricted cash and cash equivalents in bank accounts owned by the Target Company, in each case, as of immediately prior to the Closing and determined in accordance with German GAAP, consistently applied. Cash balances used as security for rent or as security for customer prepayments are deemed restricted but are nevertheless part of the Cash.

“Cash Consideration” shall be the amount of EUR 1,000,000 (in words: one million Euro).

“Charter Documents” means the articles and certificate(s) of incorporation and the articles and certificate(s) of amendment, amalgamation, arrangement, reorganization, continuance or revival, as the case may be, of such body corporate or the memorandum of agreement, special act or statute and any other instrument or constituting document by or pursuant to which the body corporate is incorporated or comes into existence, and its rules of procedure in effect from time to time; and all amendments to or restatements of any of the foregoing.

“Claim Amount” has the meaning specified in clause 10.1.6.

“Closing” has the meaning specified in clause 8.1.

“Closing Actions” has the meaning specified in clause 8.2.

“Closing Conditions” has the meaning specified in clause 7.1.

“Closing Date” has the meaning specified in clause 8.1.

“Closing Date Financial Calculations” has the meaning specified in clause 4.1.

“Closing Documents” has the meaning specified in clause 9.1.4.

“Closing Memorandum” has the meaning specified in clause 8.2.4.

“Company Software” means all software included in Company IP.

“Competing Activity” has the meaning specified in clause 13.4.1.

“Customer Agreements” has the meaning specified in clause 9.9.1.

“Data Room” has the meaning specified in clause 9.23.

“Deloitte Agreement” means the transaction services agreement dated 5 November 2020 entered into between the Target Company and Deloitte Corporate Finance GmbH.

“Documents” has the meaning specified in clause 9.23.

“Dispute Notice” has the meaning specified in clause 4.4.

“Employee Benefits” has the meaning specified in clause 9.16.3.

Share Sale and Purchase Agreement

“Employee” means any managing director (Geschäftsführer), director or officer (whether or not employed by the Target Company) of the Target Company or an employee of the Target Company.

“Encumbrance” means any encumbrance or security interest of any kind whatsoever including without limitation a mortgage, charge, pledge, lien, hypothecation, restriction, right to acquire, right of pre-emption, option, conversion right, third party right or interest, right of set-off or counterclaim, equities, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement) having similar effect or any other rights exercisable by or claims by third parties.

“Envisaged Closing Date” has the meaning specified in clause 8.1.

“Fairly Disclosed” has the meaning specified in clause 10.1.2.

“Final Purchase Price” has the meaning specified in clause 3.1.3.

“Financial Statements” means the audited annual report of the Target Company for the financial period ended on the Accounts Date, consisting of balance sheet, profit and loss account, notes (Anhang) and directors report (Lagebericht) and all other documents or statements annexed thereto or incorporated, the monthly management P&L and the monthly management accounts of the Target Company prepared since the Accounts Date and until Closing.

“Founders” has the meaning specified in the parties section of this Agreement.

“GDPR” means General Data Protection Regulation, regulation (EU) 2016/679 of the European Parliament and of the council of April 27, 2016.

“German GAAP” means German generally accepted accounting principles.

“Germany” means the Federal Republic of Germany (Bundesrepublik Deutschland).

“GmbHG” means the German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal or of any other political jurisdiction, and any agency, authority, instrumentality, court, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government, and includes any official of any of the foregoing.

“GWB” means the German Code Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen).

“HGB” means the German Commercial Code (Handelsgesetzbuch).

Share Sale and Purchase Agreement

“Indebtedness” means, as of any date of determination, the difference between Cash and the sum of Transaction Expenses plus, the aggregate amount of the following items,

(a)	all indebtedness of the Target Company for borrowed money or in respect of loans or advances excluding, however, any amounts received under the Bridge Loan Agreement;

(b)	all obligations of the Target Company evidenced by bonds, notes, debentures, letters of credit, bankers’ acceptances or similar instruments;

(c)	all obligations of the Target Company in respect of letters of credit, to the extent drawn;

(d)	all obligations of the Target Company under any interest rate, commodity, currency, financial markets, swaps, options, futures or other hedging agreements;

(e)	all obligations of the Target Company as lessee that are recorded as capital leases in accordance with German GAAP;

(f)	all obligations of the Target Company to pay the deferred purchase price of property or services with respect to which such Target Company is liable, contingently or otherwise, as obligor or otherwise (including any earn-out or similar payment obligations valued at the maximum amount payable thereunder, but excluding trade account payables) and any other outstanding obligations in respect of any acquisitions (whether by merger, stock purchase, asset purchase, exclusive license or otherwise) made by the Target Company;

(g)	all liabilities and obligations arising from deferred compensation arrangements, accrued vacation liabilities and all liabilities and obligations under severance plans or arrangements, bonus plans, employee stock plans, employee stock option plans, virtual stock option plans or similar arrangements, whether discretionary or earned, including without limitation those payable as a result of the consummation of the transactions contemplated by this Agreement;

(h)	any Tax liabilities;

(i)	any accruals and provisions, any non-current accruals and provisions (e.g. any non-current portion of bonus accruals);

(j)	any obligations arising from any dividend distribution resolutions;

(k)	any guarantees of any of the foregoing or any other indebtedness guaranteed in any manner by the Target Company (including guarantees in the form of an agreement to repurchase or reimburse); and

(l)	any accrued interest, prepayment premiums or penalties related to the payment of each of the foregoing.

Share Sale and Purchase Agreement

“Information Technology” has the meaning specified in clause 9.15.14.

“Inpixon” is a stock corporation incorporated under the laws of the state of Nevada, USA, with business address at 479 East Bayshore Road, Suite 195, Palo Alto, CA 94303, USA, and an Affiliate of the Purchaser.

“Inpixon Common Stock” means shares of Inpixon’s common stock, US par value USD 0.001 per share.

“Intellectual Property Rights” means all intellectual property and industrial property and other proprietary rights and interests throughout the world, and all rights, title and interests thereto of every nature, whether registered or unregistered, including patents, copyrights, trademarks, industrial designs, integrated circuit topographies, mask works, design patents, utility models, trade secrets, or any other right in either intellectual property or the expression or use of intellectual property provided by any statutory provision or common law principle, and including any confidential information, ideas, formulae, algorithms, concepts, techniques, processes, procedures, approaches, methodologies, plans, drafts, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, inventions, improvements, technology, Know-How, software, computer programs (including related code), databases, websites, domain names, business and other trade names and goodwill, if any, and all rights to apply for, and all applications and registrations for, any of the foregoing, and all continuations, substitutions, confirmations, divisions, reissues, extensions and renewals thereof, and any licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing.

“Investors” has the meaning specified in Schedule A.

“IT Systems” means all computer hardware, servers, peripheral equipment, software, networks, telecommunications infrastructure and technology infrastructure that are owned or used by the Target Company to receive, store, process or transmit data or to carry on the Business.

“Key Employees” has the meaning specified in clause 9.16.2.

“Key Personnel Contracts” has the meaning specified in clause 9.16.2.

“Know-How” shall mean any and all knowledge or business information of any nature or form and that is confidential, including but not limited to, research and development data and records, discoveries, ideas, processes, formulae, drawings, specifications, prototypes, samples, descriptions, methods, routines, manuals, instructions, production data, experiences and other technical or commercial know-how as well as all books and records in whatever form in relation to the foregoing.

“Leased Real Estate” has the meaning specified in clause 9.13.2.

“Loss” means any direct or indirect claims, damages, liabilities, loss or costs.

Share Sale and Purchase Agreement

“Major Customers” has the meaning specified in clause 9.7.

“Major Suppliers” has the meaning specified in clause 9.7.

“Managing Directors” means Mr. Andreas Radix, Mr. Ersan Günes and Mr. Gonzalo Ibarra.

“Material Adverse Change” has the meaning specified in clause 6.2;

“Material Agreements” has the meaning specified in clause 9.8.

“Own Proprietary Rights” has the meaning specified in clause 9.15.3.

“Own Software Rights” has the meaning specified in clause 9.15.3.

“Own Registered IP Rights” has the meaning specified in clause 9.15.2.

“Parties” has the meaning specified in Schedule A.

“Party” has the meaning specified in Schedule A.

“Pension Commitments” has the meaning specified in clause 9.16.4.

“Permit” means, with respect to any Person, any permit, license, franchise, registration or other authorization issued, granted, given by, or made applicable under the authority of, a Governmental Authority having jurisdiction over such Person or its property.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, unlimited liability corporation, trust, unincorporated association, joint venture or any other entity or organization, and includes a Governmental Authority.

“Personal Data” has the meaning specified in Article 4(1) GDPR.

“Preliminary Purchase Price” has the meaning specified in clause 3.2.

“Processing” has the meaning specified in Article 4(2) GDPR.

“Purchaser” has the meaning specified in Schedule A.

“Relevant Taxes” has the meaning specified in clause 11.2.

“Seller(s)” has the meaning specified in Schedule A.

“Sellers’ Representative” is Mr. Ersan Günes.

“Sellers’ Accounts” has the meaning specified in clause 5.2.

“Shareholders’ Agreement” has the meaning specified in Preamble no. (5).

Share Sale and Purchase Agreement

“Signing Date” means the date of the notarization of this Agreement.

“Software Entitlements” has the meaning specified in clause 9.15.6.

“State Aid” has the meaning specified in clause 9.5.7.

“Stock Options” means options to purchase Inpixon Common Stock granted and issuable in accordance with the terms and conditions of Inpixon’s 2018 Employee Stock Incentive Plan available for grants to employees and consultants of Inpixon and its subsidiaries.

“Stock Option Pool” means the aggregate number of Stock Options issuable to Target Company employees which shall be subject to vesting terms of up to 4 years from the Closing Date and calculated based on (i) a value of EUR 4,000,000 (in words: four million Euros), (ii) multiplied by the amount equal to the US-Dollar exchange rate published at reuters.com as of the Closing Date and (iii) divided by the average closing price per share in US-Dollars during the 5 (five) trading days prior to the Closing Date as reported by the Nasdaq stock exchange.

“Strike Price” means the exercise price of the Stock Options in US dollars then in effect as set forth in the applicable’ stock option grant notices delivered to the respective Managing Director or other beneficiary under the Stock Option Pool.

“Target Company” has the meaning specified in Preamble no. (1).

“Target Shares” are all shares in the Target Company held by the Sellers as per Schedule B.

“Tax or Taxes” within the meaning of this Agreement, are any (i) taxes within the meaning of sec. 3 AO and any comparable tax and ancillary charges under the law of any other jurisdiction, (ii) fees, (iii) customs duties (Zölle), (iv) contributions including social security contributions (Sozialversicherungsbeiträge) under German law or the law of any other jurisdiction (v) wage taxes and (vi) any other public charges, including, without limitation, any obligation to repay unlawful state aid, which are levied by a Governmental Authority. Taxes are also deemed to include all payments made or to be made as tax indemnitor, payments based on tax cost sharing contracts or similar agreements or indemnity agreements related to taxes, as well as all ancillary charges (Steuern und steuerliche Nebenleistungen) within the meaning of sec. 3 AO and any comparable ancillary charges under the law of any other jurisdiction, such as, without limitation, interest, cost and tax surcharges as well as any penalties in connection with taxes which are owed by law or imposed by any Governmental Authority.

“Tax Indemnification Claim” has the meaning specified in clause 11.1.1.

“Tax Return” means any return, report, election, notice, designation, declaration, information return, or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with any Tax, including any schedules or amendments thereto.

Share Sale and Purchase Agreement

“Territory” means the United States of America, the European Economic Area (including the United Kingdom), and Switzerland.

“Third Party Claim” has the meaning specified in clause 10.3.4.

“Trade Secret” means any information which is secret in the sense that it is not, as a body or in the precise configuration and assembly of its components, generally known among or readily accessible to persons within the circles that normally deal with the kind of information in question, and that has commercial value because it is secret.

“Transaction” has the meaning specified in the Preamble no. (6).

“Transaction Expenses” means (a) all fees and expenses incurred directly by the Target Company in connection with this Agreement and the consummation of the transactions contemplated hereby, including without limitation the fees and expenses of attorneys (in particular, the fees and expenses incurred in connection with the engagement of Osborne Clarke), investment bankers, accountants and other advisors and representatives of the Target Company, including any success based fees or similar payment obligations arising from or in connection with the Deloitte Agreement but excluding any retainer fees arising from such agreement as long as they do not exceed an amount of EUR 47,902.50 (incl. VAT), in each case to the extent unpaid as of the Closing, and (b) all closing bonus compensation and associated expense or withholding payable by the Target Company upon or in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Transaction Expenses only comprise fees that were directly incurred by the Target Company but not expenses of the Sellers or the Purchaser in connection with this Agreement.

“UStG” means the German Value Added Tax Act (Umsatzsteuergesetz).

“VAT” means value added tax (Umsatzsteuer) in accordance with the UStG and similar Taxes.

“Warranties” has the meaning specified in clause 9.

1.2	The headings to the clauses, sections, paragraphs and Schedules are for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3	The Schedules form part of this Agreement and shall be interpreted and construed as though they were set out in this Agreement.

1.4	Any reference to a provision of law shall be a reference to that provision as amended or re-enacted or restated, and any reference to an agreement or document is a reference to that agreement or document as supplemented, amended or novated from time to time.

1.5	General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

Share Sale and Purchase Agreement

1.6	In this Agreement, to the extent that German legal concepts are addressed in the English language and not in their original German terms, the same may not be identical in their respective legal interpretation. Moreover, to the extent German legal terms are translated in this Agreement into the English language, they have the meaning ascribed to the original legal term in German, which, if deemed appropriate, is mentioned in italics after the translated term.

2.	Sale and Transfer of Target Shares

2.1	Subject to the terms and conditions of this Agreement, each Seller hereby sells (verkaufen) to the Purchaser, and the Purchaser hereby purchases (kaufen) from such Seller, the Target Shares held by the respective Seller.

2.2	Subject to the condition precedent (aufschiebende Bedingung) that the Preliminary Purchase Price is paid in full by the Purchaser in accordance with clause 5.1 each Seller hereby transfers their respective Target Shares to the Purchaser and the Purchaser hereby accepts such transfer by the relevant Seller.

2.3	The sale and transfer of the Target Shares shall include all ancillary rights pertaining thereto (Nebenrechte), including all rights to any dividends or other distributions for the current fiscal year 2021 and all later fiscal years and to any dividends or other distributions of former fiscal years that have not yet been distributed, irrespective of the fiscal year to which such dividends or distributions relate.

2.4	In accordance with section 6.6.3 and section 10 of the articles of association of the Target Company and waiving all requirements as to form and time, the Sellers hereby hold an extraordinary shareholders’ meeting and unanimously grant their approval to the conclusion of this Agreement and the transactions contemplated herein.

3.	Purchase Price

3.1	Determination of the Purchase Price

The purchase price to be paid by the Purchaser for the Target Shares will be determined as follows:

3.1.1	of an amount equal to the Cash Consideration,

3.1.2	minus the Target Company’s Indebtedness in excess of EUR 150,000 (in words: one hundred fifty thousand Euro) as of the Closing Date,

3.1.3	whereby the amounts under 3.1.2 shall be taken from the Closing Date Financial Calculations; the purchase price for the Target Shares determined in accordance with the above is hereinafter referred to as the “Final Purchase Price”.

Share Sale and Purchase Agreement

3.2	Preliminary Purchase Price

The Parties estimate based on the principles for purchase price determination stipulated above and below and the good-faith estimate of the Final Purchase Price delivered by the Sellers’ Representative to the Purchaser attached as Schedule 3.2 based on the management accounts of the Target Company as of November 30, 2021, that the purchase price for the Target Shares as at the Closing Date will amount to EUR 1,000,000.00 (in words: Euro one million). The Parties hereby agree to such estimate amount provided by the Sellers’ Representative as the preliminary purchase price for the Target Shares (the “Preliminary Purchase Price”).

4.	Closing Date Financial Calculations

4.1	Closing Date Financial Calculations

No later than five (5) Business Days following the date on which Inpixon files its Annual Report on Form 10-k for the fiscal year ended December 31, 2021 with the Securities and Exchange Commission the Purchaser shall deliver to the Sellers’ Representative (i) a calculation of the Cash of the Target Company as of the Closing Date, (ii) a calculation of the amount of Indebtedness of the Target Company as of the Closing Date, (iii) and a calculation of the Final Purchase Price (collectively: “Closing Date Financial Calculations”).

4.2	Applicable Accounting Principles

The Closing Date Financial Calculations will be derived (in EUR) from the books of the Target Company by applying the following accounting principles (the “Applicable Accounting Principles”):

4.2.1	applying the accounting principles applied when preparing Schedule 3.2 but disregarding the effects the Closing Actions have on the balance sheet of the Target Company;

4.2.2	applying German GAAP, other accounting principles, policies, procedures, practices, methods and estimation techniques consistent with those used in the preparation of the financial statements of the Target Company in the past;

whereby the principles set forth in 4.2.1 shall take precedent over those in 4.2.2, provided that the principles set forth in 4.2.1 do not violate mandatory provisions of the German GAAP in which case such mandatory provisions of the German GAAP shall take precedent. Amendments of, and changes to, the German GAAP becoming effective after the Closing Date shall be disregarded for the purposes of the Closing Date Financial Calculations. Facts and circumstances which came to light after the Financial Statements has become binding shall be disregarded for the purposes of the Closing Date Financial Calculations (Ende des Aufhellungszeitraumes). For the avoidance of doubt: Any payments made by the Purchaser or any of its Affiliates to the Target Company after the notarization of this Agreement shall be disregarded for the purposes of the preparation of the Closing Date Financial Calculations.

Share Sale and Purchase Agreement

4.3	No later than thirty (30) Business Days following delivery by the Purchaser of the Closing Date Financial Calculations, the Sellers’ Representative shall notify the Purchaser in writing whether the Sellers accept or dispute the accuracy of the Closing Date Financial Calculations. If the Sellers’ Representative accepts in writing the Closing Date Financial Calculations determined by the Purchaser pursuant to clause 4.1 or if the Sellers’ Representative fails within such thirty (30) Business Day period to notify the Purchaser in writing of any dispute with respect thereto, then the Closing Date Financial Calculations as determined by the Purchaser shall be deemed final and conclusive and binding for all purposes hereunder.

4.4	If the Sellers’ Representative disputes the accuracy of any component of the Closing Date Financial Calculations, the Sellers’ Representative shall provide written notice to the Purchaser no later than thirty (30) Business Days following the delivery by the Purchaser to the Sellers’ Representative of the Closing Date Financial Calculations (“Dispute Notice”), setting forth those items that the Sellers dispute. During the twenty (20) Business Days period following delivery of a Dispute Notice, the Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such twenty (20) Business Days period and until the final determination of the components of the Closing Date Financial Calculations in accordance with this clause 4.4, the Sellers’ Representative and its advisors and agents shall be provided with full access to all of the financial books and records of the Target Company as they may reasonably request and as necessary for its review of the Closing Date Financial Calculations. If the Parties resolve their differences over the disputed items in accordance with the foregoing procedure, the components of the Closing Date Financial Calculations as a result thereof shall be the amounts agreed upon by them. If the Parties fail to resolve their differences over the disputed items within such 20 (twenty) Business Days period, then the Purchaser and the Sellers’ Representative shall within five (5) Business Days of any Party requesting this jointly appoint an independent accounting firm recognized in Germany (“Accounting Expert”) and request the Accounting Expert to make a binding determination as to the disputed items as a result of the resolution thereof in accordance with this Agreement. If the Parties fail to agree on such appointment, the accounting firm to serve as Accounting Expert shall be appointed by the then chairman of the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer – IDW), Düsseldorf, Germany. The Accounting Expert will serve as an expert (Schiedsgutachter) and not as an arbitrator (Schiedsrichter). The Parties shall be obliged to execute customary engagement letters with the Accounting Expert (covering, inter alia, compensation and limitation of liability). The Parties will use their best efforts to instruct the Accounting Expert to provide its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) as a result thereof within thirty (30) Business Days upon the instruction. The Accounting Expert shall review the submissions received and base its determination solely on such submissions and decide only within the limits of the existing dispute. In resolving any disputed item, the Accounting Expert may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value for such item claimed by either Party. The decision of the Accounting Expert shall be deemed final and binding upon the Parties. The fees and expenses of the Accounting Expert shall be allocated to be paid by the Purchaser, on the one hand, and the Sellers, on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount contested by such Party (principle of Section 91 German Civil Procedure Code (ZPO)), as determined by the Accounting Expert.

Share Sale and Purchase Agreement

4.5	If following the final determination of the Closing Date Financial Calculations pursuant to the foregoing paragraphs the sum of the Final Purchase Price exceeds the Preliminary Purchase Price, the Purchaser shall pay, within ten (10) Business Days, to the respective Sellers’ Account indicated in Schedule 5.2 an amount in cash equal to such excess on a pro rata basis. If and to the extent the Preliminary Purchase Price exceeds the Final Purchase Price, the Founders shall pay to the Purchaser, within ten (10) Business Days, an amount in cash equal to such excess. For the avoidance of doubt: The Investors shall in no event be liable vis-à-vis the Purchaser in case the Final Purchase Price falls below the Preliminary Purchase Price.

5.	Due Date of Preliminary Purchase Price

5.1	The Preliminary Purchase Price shall become due and payable at the Closing Date in accordance with clause 8.2.

5.2	All payments owed by the Purchaser vis-à-vis the Sellers shall be made by wire transfer to the bank accounts indicated in Schedule 5.2 or any other bank account notified by the relevant Seller in writing three (3) Business Days before the due date of the relevant payment (“Sellers’ Accounts”). All payments owed by the Sellers vis-à-vis the Purchaser shall be made by wire transfer to the bank account notified by the Purchaser in writing three (3) Business Days before the due date of the relevant payment.The Parties assume that the transactions contemplated by this Agreement are exempt from VAT and will treat it accordingly (in particular, in their VAT returns). The Sellers shall not waive any exemption from VAT pursuant to sec. 9 UStG or a provision of any jurisdiction that is comparable to sec. 9 UStG. Should the transaction or certain supplies or services made in the course of the transaction – in deviation to the assumption of the Parties – be subject to VAT, the Sellers will issue to the Purchaser an invoice in accordance with all legal requirements under the applicable VAT law. Should the transaction or certain supplies or services under this Agreement be subject to VAT, the purchase price shall be considered a net purchase price, i.e. without VAT, and the VAT shall then be paid in addition to such net purchase price. For the avoidance of doubt, this Agreement shall not be construed as being an invoice for VAT or similar purposes.

5.3	The Purchaser to its best knowledge is not aware of any obligation by law or a decree from a competent authority to withhold any portion of the payments owed by the Purchaser under this Agreement.

5.4	Any payments made on the basis of this Agreement (i) by the Sellers to the Purchaser or a third party designated by the Purchaser and (ii) by the Purchaser to the Sellers or a third party designated by the Sellers shall be regarded as an adjustment of the Final Purchase Price. Any payments made by the Sellers or the Purchaser to the Target Company based on this Agreement shall be construed and deemed to be a capital contribution made by the Purchaser into the Target Company and shall be treated as a reduction of the Final Purchase Price.

Share Sale and Purchase Agreement

6.	Conduct of Business through Closing

6.1	From the Signing Date to the Closing Date, the Founders shall ensure and procure that during such period, the Target Company will continue to conduct its business in the ordinary course, consistent with past practice.

6.2	Between the Signing Date and the Closing Date, the Sellers’ Representative shall without undue delay (unverzüglich) inform the Purchaser in writing of any material aspects concerning the Target Company or the Business, which could give rise to a breach of the representations or warranties or any other claim of the Purchaser under this Agreement or which might result in a Material Adverse Change. “Material Adverse Change” shall mean any event, fact or set of circumstances, which, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on the business, assets, turnover, profitability, financial or trading position or prospects of the Target Company, except for (i) general market or price developments not disproportionally affecting the Target Company as compared to other businesses engaged in the same line of business, (ii) financial impact based on the COVID-19- or Coronavirus-Pandemic, (iii) changes in laws or regulations or the application thereof and (iv) events for which the Purchaser is responsible, whereby a Material Adverse Change has to have an economical impact on the Target Company of at least EUR 200,000 (in words: two hundred thousand Euros). A Material Adverse Change shall be deemed to have occurred irrespective of whether or not the underlying events, facts or circumstances may give rise to any claims of the Purchaser for damages or indemnification, or any other rights, claims or remedies of the Purchaser under this Agreement.

7.	Closing Conditions

7.1	The Parties’ obligations to take the actions set forth in clause 8.2 shall be subject to each of the conditions set forth below (“Closing Conditions”) having been either satisfied or waived by the Purchaser pursuant to clause 7.2 below:

7.1.1	Delivery by the Sellers’ Representative to the Purchaser of copies of executed written declarations of the Sellers waiving any and all outstanding claims that the Sellers have or may have against the Target Company from or in connection with the Shareholders’ Agreement in the form attached hereto as Schedule 7.1.1.

7.1.2	No Material Adverse Change has occurred since the Signing Date.

7.1.3	Delivery by the Purchaser to the Sellers’ Representative of a board consent by Inpixon approving the designation of the Stock Option Pool and the ratio of the allocation of grants of Stock Options from the Stock Option Pool to the Target Company employees as agreed between Inpixon and the Founders (“Beneficiaries”). For the avoidance of doubt: This allocation shall only include the percentage of Stock Options allocated to the respective Target Company employee.

Share Sale and Purchase Agreement

7.1.4	Delivery by the Sellers’ Representative to the Purchaser of written declarations of all beneficiaries (except of Mr. Vaughan Rouesnel) under the VSOP according to which these beneficiaries waive any potential claims vis-à-vis the Target Company arising from or in connection with the VSOP, in particular following the execution of this Agreement and the transactions contemplated therein.

7.2	The Purchaser may waive the fulfilment of each of the Closing Conditions set forth in clauses 7.1.1, 7.1.2 and 7.1.4 and the Sellers’ Representative may waive the fulfilment of the Closing Condition in clause 7.1.3 in whole or in part. Any waiver declaration under this clause 7.2 shall be made in writing. The effect of a waiver shall be limited to eliminating the respective Closing Condition and shall not prejudice any claims the Purchaser or the Sellers (as the case may be) may have based on any circumstance relating to the non-fulfilment of such Closing Condition.

7.3	Each Party shall use all reasonable efforts to procure that the Closing Conditions shall be satisfied as soon as practicable after the Signing Date.

8.	Closing

8.1	Completion of the actions as set forth in clause 8.2 below (“Closing”) shall take place no later than five (5) Business Day after the Closing Conditions have been fulfilled or waived, or on any other date as mutually agreed between the Parties in writing (email sufficient) provided that on such date the Closing Conditions have been and continue to be fulfilled (or duly waived) (“Envisaged Closing Date”). The date on which the Closing Actions have actually been completed is hereinafter referred to as the “Closing Date”. Closing shall take place at the offices of the acting notary public or electronically or at any other place as mutually agreed between the Parties in writing (email sufficient). The Purchaser may waive in its sole discretion the period of five (5) Business Days set forth in the first sentence of this clause 8.1 by written notice (email sufficient) to the Sellers’ Representative.

8.2	On or prior to the Envisaged Closing Date, the Parties shall take, or cause to be taken, the following actions (“Closing Actions”), which shall be taken simultaneously (Zug um Zug):

8.2.1	The Purchaser (or a third party nominated by the Purchaser) shall pay the Preliminary Purchase Price as allocated in Schedule 5.2 in accordance with clause 3.2, and the Sellers receiving a portion of the Preliminary Purchase Price shall confirm the receipt of their respective portion of the Preliminary Purchase Price in their respective account in writing (email with PDF is sufficient).

8.2.2	Delivery by the Sellers’ Representative to the Purchaser of a shareholders’ resolution appointing Nadir Ali to and dismissing the current managing directors from the management board (Geschäftsführung) of the Target Company with effect as of the Closing Date and granting release (Entlastung) to the management board (Geschäftsführung) of the Target Company with effect as of the Closing Date, substantially in the form attached hereto as Schedule 8.2.2 and written statements of the dismissed managing directors waiving all rights and claims vis-à-vis the Target Company.

Share Sale and Purchase Agreement

8.2.3	Delivery by the Sellers’ Representative to the Purchaser of (i) letters of revocation with respect to Michael Diehl, Patrick Schaich, Nils Seele, Herbert Mangesius, Günter Lang as well as all individuals who have been appointed members or non-voting observers of the advisory board pursuant to the articles of association of the Target Company along with (ii) written statements of these individuals waiving all rights and claims vis-à-vis the Target Company – in each case substantially in the form attached hereto as Schedule 8.2.3.

8.2.4	Delivery by the Sellers’ Representative to the Purchaser of (i) executed amended employment agreements in such form as the Purchaser shall approve to be signed by each employee of the Target Company other than the Managing Directors and (ii) a new employment agreement by and between the Target Company and each of the Managing Directors in such form as shall be approved by the Purchaser (which – for the avoidance of doubt – will also comprise the termination (Aufhebung) of the respective managing director employment agreement entered into between the Target Company and the Managing Directors with effect as of the Closing Date).

8.2.5	Delivery by the Purchaser to the Sellers’ Representative of an executed power of attorney to be granted to each of the Managing Directors substantially in the form attached hereto as Schedule 8.2.5.

8.2.6	Execution by the Sellers’ Representative and the Purchaser of the closing memorandum a draft of which is attached hereto as Schedule 8.2.6 and which includes confirmation of the Parties that all Closing Conditions have been satisfied or waived, that the conditions precedent for the transfer of the Target Shares under clause 2.2 above are fulfilled and that all Closing Actions (apart from this clause 8.2.6) have been fulfilled (“Closing Memorandum”). The Closing Conditions shall be deemed to have been fulfilled or waived and the condition precedent for the transfer of the Target Shares under clause 2.2 shall be deemed to have been fulfilled once the Parties have executed the Closing Memorandum.

8.3	In the event that the Closing Conditions under clause 7 have not been satisfied or duly waived within one (1) month hereof, either Party shall be entitled to rescind (zurücktreten) this Agreement by written notice to the respective other Party, unless the non-occurrence of the Closing Action lies within the sphere of the rescinding Party. Such rescission shall only be valid if the written notice is received (zugegangen) by the other Party prior to the fulfilment or waiver of the outstanding Closing Action. In the event of such rescission all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (other than those which have accrued prior to such termination) provided, however, that clause 14 and clause 18 shall remain in full force and effect.

Share Sale and Purchase Agreement

9.	Representations and Warranties

The Founders represent and warrant to the Purchaser by way of independent promises of guarantee irrespective of a culpability of the Founders (selbständige und verschuldensunabhängige Garantieversprechen, sec. 311 para. 1 BGB), that the following statements set forth in this clause 9 are true, correct and not incomplete so as to make them misleading on the Signing Date and will also be true, correct and not incomplete so as to make them misleading on the Closing Date (“Warranties”), unless otherwise stated in these Warranties or this Agreement or unless otherwise disclosed prior to the Closing. The scope and content of each of the Warranties as well as the Founder’s liability arising therefrom shall be conclusively (abschließend) defined by the provisions of this Agreement, in particular the limitations and remedies set forth in clause 10, which shall be an integral part of the Warranties. No Warranty shall be construed as a guarantee (Garantie für die Beschaffenheit der Sache) of the Founders within the meaning of sec. 443 and 444 BGB.

9.1	Status of the Target Company

9.1.1	Corporate Status

a)	On the Signing Date, the Target Company is a limited liability company (Gesellschaft mit beschränkter Haftung) trading under the name “IntraNav GmbH”, duly incorporated, organized and existing under the laws of Germany, registered with the commercial register at the local court (Amtsgericht) of Frankfurt am Main under number HRB 92924, with its registered office at Frankfurter Straße 27, 65760 Eschborn.

b)	The Target Company is not in default under or in violation of any of its Charter Documents.

c)	The Target Company is duly qualified to do business as a foreign entity under the provisions of Applicable Law of each jurisdiction in which the ownership, operation or leasing of its assets or the conduct of its business requires it to be so qualified and is in good standing thereunder.

9.1.2	Commercial Register

The documents contained in the commercial register (Handelsregister) of the Target Company on the Signing Date are true and complete and the registered information accurately reflects the current corporate status of the Target Company. No resolutions or other statements to amend the documents or the registered information have been made, and no filings with any commercial register in respect of the Target Company are pending.

Share Sale and Purchase Agreement

9.1.3	No Insolvency

No insolvency or similar proceedings are pending, and no filing for such proceedings has been made by the Target Company, the Sellers or, to the Managing Directors’ best knowledge, by any third party, nor is as of the Signing Date any such filing required, with respect to the Target Company or the Sellers. The Target Company does not face as of the Signing Date imminent illiquidity (drohende Zahlungsunfähigkeit) within the meaning of sec. 18 of the German Insolvency Code (Insolvenzordnung) and is not overindebted (Überschuldung) within the meaning of sec. 19 of the German Insolvency Code (Insolvenzordnung). The Sellers are not insolvent and are not obliged to file for insolvency under any Applicable Law to which the Sellers are subject.

9.1.4	No Conflict; No Consents

a)	To the Managing Directors’ best knowledge, neither the execution and delivery by the Sellers of this Agreement or any other agreement, certificate, document or instrument delivered in connection therewith (collectively, the “Closing Documents”) to which the Sellers are a party, nor the performance of the Sellers’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, will directly or indirectly (with or without notice or lapse of time): (i) conflict with, or result in a breach of, or constitute a default under, any Applicable Law or any other restrictions of any kind by which the Sellers (or any assets of the Sellers) are bound, or (ii) give any person or entity the right to challenge any transaction contemplated hereby or thereby or to exercise any remedy, under any Applicable Law to which the Sellers are subject.

b)	Except for the filing of (i) the notification of the tax authority about the sale and transfer of the Target Shares under this Agreement and (ii) the resolutions pursuant to 2.4, to the Managing Directors’ best knowledge no notice to, declaration or filing with, or consent, license or approval of any Governmental Authority or other third party is required by or with respect to the Target Company in connection with the execution and delivery of this Agreement or the Closing Documents, and the consummation of the transactions contemplated hereby in accordance with the terms hereof.

9.1.5	Corporate Agreements

The Sellers and the Target Company have not entered into any shareholders’ agreement with the exception of the Shareholders’ Agreement. No phantom share or share options have been granted to any third parties, except for the VSOP whereby the Founders confirm that no beneficiary under the VSOP will be entitled to any payment whatsoever vis-à-vis the Target Company following the execution of this Agreement and the transactions contemplated therein. The Target Company does not own any interest in any other entity and is not a trustee or major participant in any other commercial activity, especially as a silent shareholder. The Target Company has not entered into a profit and loss transfer agreement or is a party to any agreement within the meaning of sec. 291, 292 AktG or any silent partnership agreement.

Share Sale and Purchase Agreement

9.2	Shares

9.2.1	The Target Shares have been validly issued in compliance with Applicable Law. The Sellers hold full and unrestricted legal and beneficial title (uneingeschränkte rechtliche und wirtschaftliche Inhaberschaft) to the Target Shares. The Target Shares are not pledged (verpfändet), seized (gepfändet), or otherwise encumbered (belastet) with any third party rights and are not subject to any (i) trust arrangement (Treuhandverhältnis), silent partnership (stille Beteiligung), sub-participation (Unterbeteiligung) or similar arrangement, (ii) pending transfer or other disposition (Verfügung), (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber, or (iv) shareholders’ resolution providing for their redemption (Einziehung), as regards (i) through (iii) except for the transactions contemplated herein. There are no pre-emptive rights (Vorkaufsrechte), rights of first refusal (Vorerwerbsrechte), subscription rights (Bezugsrechte), option rights (Optionsrechte), conversion rights (Wandlungsrechte) or other rights of third parties to acquire the Target Shares.

9.2.2	No Other Interests

a)	The Target Shares constitute the entire issued share capital of the Target Company.

b)	The Target Company (i) has no subsidiaries, (ii) does not hold any equity securities or other securities, or any other direct or indirect interest or participation of any nature whatsoever, in any Person, and (iii) is not obligated to acquire any of the foregoing, nor to otherwise make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person, and no contracts to this effect are contemplated or under discussion or negotiation.

9.3	Contributions

The Target Shares are fully paid up. All contributions have been made in compliance with Applicable Law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions (keine Nachschusspflichten).

9.4	Pending Transactions

The Target Company is not a party to any agreement relating to the acquisition or sale of, or an economically equivalent transaction involving, any interests in other legal entities or any business (Betrieb) or parts thereof (Betriebsteile), other than agreements where the material obligations (Hauptleistungspflichten) have already been fully performed by all parties thereto. The Target Company is not a party to any agreement relating to the acquisition or sale of, or an economically equivalent transaction involving, any interests in the Target Company, including the shares in the Target Company share capital, its assets or any business (Betrieb) or parts thereof (Betriebsteile).

Share Sale and Purchase Agreement

9.5	Financial

9.5.1	Compliance

The Annual Financial Statements of the Target Company attached hereto as Schedule 9.5.1 comply in all respects with German GAAP and Applicable Laws (e.g. HGB and GmbHG), in particular they follow the principles of continuity of financial statement presentation and of valuation rules; the assets, liabilities, financial position and profit or loss (Vermögens-, Finanz- und Ertragslage) of the Target Company are presented truly and fairly within such Financial Statements as prescribed by German GAAP and Applicable Law.

9.5.2	Books and Records

The books and accounting and other records of the Target Company (i) are in all material respects up to date and contain complete and accurate details of the business activities of the Target Company, as prescribed by German GAAP and Applicable Law, and of all matters to be recorded under Applicable Law or applicable GAAP; and (ii) have been materially maintained in accordance with applicable legal requirements on a proper and consistent basis. No notice or allegation that any books and records are incorrect or should be rectified has been received by the Target Company. The Purchaser is aware that the Target Company’s auditor has not granted the audit (Testat) for the 2019 annual accounts of the Target Company.

9.5.3	Assets

Save for commercially customary retentions of title (Eigentumsvorbehalte) including extended and prolonged retentions of title the Target Company has full legal and economic title to all fixed and current assets (Anlage- und Umlaufvermögen) recorded in the Financial Statements and the management accounts as per the Signing Date and the Closing Date, unless the Target Company has disposed of them (i) since the effective date of the respective Financial Statements or management accounts in the ordinary course of business, or (ii) in accordance with this Agreement. Such assets are free of any Encumbrances, including Encumbrances of the Sellers, and restrictions of disposal. The fixed and current assets recorded in the Financial Statements and the management accounts as per the Signing Date and the Closing Date are in good shape taking into account their age.

Share Sale and Purchase Agreement

9.5.4	Stand-Alone

The Target Company owns or holds valid leases or licenses to all assets and inventories (including IT Systems, other information technology and Know-How) and has available all services which are currently used or required by it to continue to conduct its business in the ordinary course, consistent with past practice. In the two (2) years period prior to the Signing Date there has been no failure, breakdown or to the Managing Directors’ best knowledge other incident with regard to the IT Systems which has caused a substantial disruption or interruption to the business or which has had or is to the Managing Directors’ best knowledge likely to have a material adverse effect for the Target Company.

9.5.5	Receivables

To the Managing Directors’ best knowledge, there are no circumstances which would reasonably be expected to affect the collection of receivables of the Target Company as currently reported or reflected in its books except for matters in the ordinary course of the Target Company’s business and in an aggregate amount consistent with past practice.

9.5.6	Liabilities

To the Managing Directors’ best knowledge, the Target Company has no liabilities or obligations, absolute, accrued or contingent or otherwise, except (i) as disclosed in the Financial Statements or (ii) incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice or (iii) contractual liabilities incurred in the ordinary course of business which are not required to be recorded on a balance sheet according to applicable GAAP.

9.5.7	Subsidies

Except as set out in Schedule 9.5.7, the Target Company has not received any state aids, subsidies or tax reliefs with the effect of subsidies (“State Aid”) during a period of three (3) years prior to the Signing Date and to the Managing Directors’ best knowledge the Target Company has not received any State Aid during a period of ten (10) years prior to the Signing Date. The Target Company has no outstanding obligations under the terms of any State Aid (such as the obligation to employ a certain number of employees or as the obligation to repay State Aids in case a certain number of employees is not employed), including State Aid granted earlier. No State Aid, including State Aid granted earlier, is conditioned on the Target Company meeting certain requirements as having a certain number of employees or maintaining a plant in a certain location.

Share Sale and Purchase Agreement

9.6	Transactions with Affiliates

Except as set out in Schedule 9.6, the Target Company has not entered into agreements with the Sellers or their Affiliates. Neither the Sellers nor any of its Affiliates own or possess any assets or rights which are necessary for the operation of the Target Company’s business in the form in which it is currently operated.

9.7	Suppliers, Customers

Schedule 9.7 contains a list of (i) the ten (10) largest suppliers in terms of Euro value of products or services, or both, purchased by the Target Company for 2020 and 2021 (“Major Suppliers”) (except for standard utility suppliers) and (ii) the names of the customers that were, in the aggregate, the fifteen (15) largest customers in terms of Euro value of products or services, or both, sold by the Target Company for each of the years 2020 and 2021 (“Major Customers”). Neither (i) to the Managing Directors’ best knowledge the Sellers nor (ii) the Target Company have received a notice that any of the Major Customers or Major Suppliers has cancelled or materially reduced the extent of its business relationship with the Target Company or changed the financial terms thereof; and neither (i) to the Managing Directors’ best knowledge the Sellers nor (ii) the Target Company have knowledge that the Target Company’s Major Suppliers or Major Customers intend to do any of the above. The Target Company has not been and is not in such material breach of any agreement that is or has been in place with the Major Customers or Major Suppliers that would lead to any material consequences.

9.8	Material Agreements

Schedule 9.8 contains a complete and correct list as of the Signing Date of all agreements of the Target Company which are material to the Target Company’s business provided that these agreements trigger annual payments to or by the Target Company exceeding EUR 25,000 (“Material Agreements”), and such Material Agreements are valid, binding and to the Managing Directors’ best knowledge enforceable in accordance with their respective terms. The Material Agreements relate to one of the following items or have been concluded with one of the following parties and under which either party or both parties have not yet fulfilled their main performance obligations (Hauptleistungspflichten):

9.8.1	consultancy agreements with strategic or restructuring advisors;

9.8.2	agreements related to the sale, transfer or licensing of Intellectual Property Rights;

9.8.3	agreements with managing directors;

9.8.4	agreements with the Sellers or any of the Sellers’ Affiliates;

9.8.5	leasing agreements in respect of real estate, buildings, machinery or movable assets;

9.8.6	agreements with Major Suppliers and Major Customers;

9.8.7	customer contracts exceeding a net amount of EUR 25,000 in total per single contract;

9.8.8	loan agreements and other loan commitments including bonds (with the exception of customary extensions of the due date of receivables or payables agreed in the ordinary course of business and such agreements which will be settled and/or repaid on or prior to the Closing Date as part of this Agreement) entered into by the Target Company as lender or borrower as well as factoring agreements;

Share Sale and Purchase Agreement

9.8.9	guarantees (Garantien und Bürgschaften), comfort letters (Patronatserklärungen), indemnities (Freistellungen) and other collaterals or sureties for obligations of third parties including, for the avoidance of doubt, the Sellers or a Sellers’ Affiliate, or comparable contractual commitments under which the Target Company may be liable for obligations of a third party, including, for the avoidance of doubt, the Sellers or a Sellers’ Affiliate;

9.8.10	agreements containing material restrictions on competition (erhebliche Wettbewerbsbeschränkungen) or solicitation of customers or Employees or otherwise materially limiting the Target Company’s business operations;

9.8.11	agreements with trade unions, works council or similar bodies concerning current or future payment obligations of the Target Company vis-a-vis its Employees or third parties in the context of the restructuring;

9.8.12	memberships in buying associations or similar bodies;

9.8.13	other agreements and obligations which have been entered into or assumed by the Target Company outside the ordinary course of business which trigger annual payments to or by the Target Company exceeding EUR 25,000.

As of the Signing Date (i) the validity or enforceability of none of the Material Agreements has been contested in writing, (ii) no Material Agreement has been terminated in writing vis-à-vis or by the Target Company, (iii) neither the Target Company nor, to the Managing Directors’ best knowledge, any counterparty is in such material breach of any of the Material Agreements that would lead to any consequences and (iv) neither the execution and delivery of this Agreement or any Closing Document by the Sellers nor the consummation of the transactions contemplated hereunder or thereunder will to the Managing Directors’ best knowledge violate any Material Agreement, give to the Managing Directors’ best knowledge rise to any right to terminate or accelerate any rights under a Material Agreement or require to the Managing Directors’ best knowledge the consent of any counterparty to a Material Agreement.

9.9	Product Liability and Rebates

9.9.1	The Target Company has given no guarantee or warranty or made any representation in respect of software, goods or services supplied or contracted to be supplied by it save for any warranty or guarantee implied by law or the express warranties and guarantees made by the Target Company in the ordinary course of business pursuant to the Target Company’s standard customer agreements, copies of which were made available to the Purchaser in folder 4.1-4.2 of the Data Room (“Customer Agreements”).

9.9.2	The Target Company has to the Managing Directors’ best knowledge not incurred any Loss as a result of any defect or other deficiency, beyond such normal Losses as incurred during the ordinary course of business consistent with past practice, with respect to any product sold or delivered, or any service provided, by the Target Company, whether such Loss is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), under contract, tort or delict, pursuant to Applicable Law, or otherwise.

9.9.3	To the Managing Directors’ best knowledge, the Target Company has not granted or provided any discounts, which are not customary or ordinary course of business, allowances, free software, goods or services, rebates or other promotions provided to any Major Customer in connection with the sale of software, goods and services to Major Customers.

9.9.4	To the Managing Directors’ best knowledge, the Target Company has not introduced any products into the market, or provided a third party with components for products, which products are or may become subject to product liability claims for which the Target Company would be responsible pursuant to Applicable Law.

Share Sale and Purchase Agreement

9.10	Insurances

The Target Company and its material assets are covered by all necessary insurances for its businesses, especially building, fire, accident and third-party liability and loss insurances as well as such insurances required under agreements with any customers. Schedule 9.10 contains a list of all insurances in place for the Target Company at the Signing Date and of all losses claimed by the Target Company under these insurances in the last two (2) years. All of these insurances are valid and effective, the Target Company has paid all premiums when due for these insurances and complied with all terms of the insurances and to the Managing Directors’ best knowledge no circumstances exist which trigger a termination right of the relevant insurance company.

9.11	Banking Information

Schedule 9.11 sets forth and describes the name and location (including municipal address) of each bank, trust company or other institution in which the Target Company has an account, money on deposit, or a safety deposit box, and the account numbers related to such accounts, deposits and boxes and the names of all Persons who are authorized signatories thereon or who have access thereto or control thereover.

9.12	Sufficiency of Assets

The Target Company owns, or has valid and uncontested rights to use, all fixed or movable assets necessary to conduct each of the businesses as currently carried out.

9.13	Real Estate

9.13.1	The Target Company does not own real estate.

9.13.2	The Target Company maintains the leases as listed in Schedule 9.13.2 (“Leased Real Estate”). The agreements governing the Leased Real Estate are in full force and effect and have not been terminated by the landlord and to the Managing Directors’ best knowledge no fact exists which could lead to the rescission of a lease. The Leased Real Estate and fixtures thereon are in a condition adequate to conduct the business of the Target Company as currently conducted. No other real estate than the Leased Real Estate is currently used by or necessary for the Target Company to conduct its business as conducted in accordance with past practice.

9.14	Environmental Issues

To the Managing Directors’ best knowledge, the business operations of the Target Company have not caused any contamination or pollution of soil, water, groundwater or air which require, pursuant to any environmental law as currently in effect, any clean-up, containment, other remedial action or investigation.

9.15	Intellectual Property Rights, Know-How

9.15.1	The Target Company (i) owned all trademarks, patents, utility patents, registered designs and other intellectual property rights as well as domain names it assigned or otherwise transferred to its customers, or, as applicable, (ii) is or was licensed such trademarks, patents, utility patents, registered designs and other intellectual property rights as well as domain names to the extent that the Target Company is licensing or has licensed those rights to its customers (“Assigned & Licensed Proprietary Rights”).

9.15.2	Schedule 9.15.2 contains a true, correct and complete list of all trademarks, patents, utility patents, registered designs and other registered intellectual property rights as well as domain names, other than Assigned & Licensed Proprietary Rights, owned by and/or registered and/or applied for in the name of the Target Company (“Own Registered IP Rights”).

Share Sale and Purchase Agreement

9.15.3	Schedule 9.15.3 contains a true, correct and complete list of software to which the Target Company has been granted or owns the exclusive, unlimited in terms of place, time and content, transferrable and sublicensable rights of use (“Own Software Rights”). To the Managing Directors’ best knowledge, the Own Registered IP Rights, the Own Software Rights and all copyright protected works relating to the use of the Own Registered IP Rights and the Own Software Rights, particularly logos, documentation of the source code, documentation for administrators and users, GUIs (together, “Own Proprietary Rights”):

a)	are owned solely and unrestrictedly by the Target Company; however, as regards copyright protected works, which under German law cannot be transferred itself, this means that the Target Company has been granted the exclusive, unlimited in terms of place, time and content, transferrable and sublicensable rights of use; to the Managing Directors’ best knowledge, there exist no third party rights, other than compulsory moral rights of authors (Urheberpersönlichkeitsrechte) of copyright protected works, in and to such Own Proprietary Rights, unless specified in Schedule 9.15.3a);

b)	are legally valid, enforceable and legally existing; to the Managing Directors’ best knowledge, no third party has challenged any of the Own Proprietary Rights or has challenged their use or exploitation, and no such challenge is reasonably to be expected. To the Managing Directors’ best knowledge, there is no danger of expiry or invalidation of the Own Proprietary Rights for any other reason and there are to the Managing Directors’ best knowledge no circumstances indicating any infringement of the Own Proprietary Rights by third parties;

c)	are secured such that all due fees have been paid and all measures otherwise required for maintaining the Own Proprietary Rights have been taken; and

d)	have not been licensed to third parties.

9.15.4	The source code of the Target Company’s Own Software Rights is protected by customary measures against unlawful access or disclosure.

9.15.5	To the Managing Directors’ best knowledge, no trademarks, company names, company symbols, patents, utility patents, registered and unregistered designs, copyrights or other intellectual property rights of third parties are infringed by (i) the Own Proprietary Rights, or (ii) the Assigned & Licensed Proprietary Rights.

9.15.6	To the Managing Directors’ best knowledge, the Target Company lawfully uses the Own Software Rights and all other software used by the Target Company within the framework of its business operations. The software used by the Target Company is either developed by or validly licensed to the Target Company. Accordingly, the intellectual property rights incorporated in the software are either owned by Target Company or the rights necessary to use the software have been validly obtained by Target Company. In particular, but not limited to it, the Target Company is with regard to the Own Software Rights entitled to (“Software Entitlements”):

a)	use the underlying software worldwide, unlimited in terms of place and content for all rights of use and all known types of use necessary for the current and planned business operations of the Target Company,

b)	distribute, rent or lend the underlying software (including both the object and source code) by every means (e.g. by hosting license, on-premise-license, SaaS, selling),

c)	to customize, edit and modify the underlying software and to use customized, edited and modified versions of the underlying software to the same extent as stipulated in this clause 9.15.6,

d)	to transfer and assign, sublicense or contractually allow the exploitation of them in full or in parts.

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9.15.7	The Software Entitlements are in no way limited by the open source software incorporated or used by the Target Company and listed in Schedule 9.15.3a). Schedule 9.15.3a) lists the open source software incorporated or used by the Target Company as of Signing Date as well as the applicable license terms. To the Managing Directors’ best knowledge, the Target Company has acted in compliance with, and therefore, fulfilled, all obligations resulting from the Open Source license terms applicable to open source software, and the Target Company has no back-license, grant back or to the Managing Directors’ best knowledge copyleft obligations under any open source software license with regard to any of the Target Company’s products using open source software.

9.15.8	To the Managing Directors’ best knowledge, the Target Company has taken industry standard actions to protect all its operational and business secrets from unauthorised access by a third party.

9.15.9	Any and all service inventions (Diensterfindungen) made and achieved by German employees while being employed by the Target Company have to the Managing Directors’ best knowledge been claimed without limitation in accordance with the German Employee Invention Act (Arbeitnehmererfindungsgesetz). To the Managing Directors’ best knowledge, the Target Company has complied with the German Employee Invention Act with respect to any such service inventions.

9.15.10	As of the Signing Date, no employee of, or freelancer who has worked for, the Target Company has claimed in writing any payment of compensation from the Target Company in respect of the Target Company’s Own Proprietary Rights and/or their use in the business of the Target Company (including without limitation compensation according to the German Employee Inventions Act).

9.15.11	To the Managing Directors’ best knowledge, the Target Company does not require any Intellectual Property Rights to conduct its business other than the Target Company’s Own Proprietary Rights. The Target Company has not entered into any third party arrangement that restricts the use of the Target Company’s Own Proprietary Rights in a way that would hinder current or planned business operations of the Target Company.

The Information Technology is in a proper, fully functional condition corresponding to the Managing Directors’ best knowledge to normal wear and tear. No material service or maintenance work is required, and all Updates, Patches and Service Packs have been implemented and are to the Managing Directors’ best knowledge working without material issues.

9.15.12	The Target Company has implemented and uses IT security systems customary for a company of the age and size of the Company.

9.15.13	The Target Company complies to a material extent with all security requirements arising from contractual agreements between the Target Company and third parties. This applies in particular with regard to the integrity, confidentiality and availability of data (with or without reference to natural persons) and information.

9.15.14	Other than listed in Schedule 9.15.14, in the last twenty-four (24) months the Target Company has not suffered any material operational and/or functional disruptions, i.e. disruptions of one or more IT-systems of a consecutive duration of 24 hours or more, or massive loss of data which can be attributed to a functional disruption in the IT hardware or software, i.e. in particular in the networks, computer and communication systems, hardware, software, interfaces and other technical systems for storing, processing or transmitting data which are used in the operations of the Target Company (“Information Technology”). Nor do any defects exist to the Managing Directors’ best knowledge that could result in significant malfunctions to the Information Technology.

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9.15.15	To the Managing Directors’ best knowledge, in the period of two years prior to Signing Date, there have been no investigations, proceedings, inquiries, orders or other measures by the data protection authorities at or against the Target Company.

9.15.16	To the Managing Directors’ best knowledge, there is no threat of any fines in respect of any past or current violations of data protection law other than listed in Schedule 9.15.16.

9.16	Employees, Directors and Officers

9.16.1	List of Employees and Board Members

Schedule 9.16.1 includes an anonymized correct and complete list of the Target Company’s Employees at the Signing Date. The list correctly states for each Employee and board member function/position, date of birth, start of employment, fixed monthly gross salary and other financial entitlements, end of tenure (if fixed term employment), notice period (if deviating from statutory law), necessary work permits for Employees with non-EU-nationality and their validity periods and also includes all employment relationships which have been terminated either by an Employee or the Target Company to the Closing Date or a later date or which will be mutually settled to the Closing Date or a later date. The list shall also state the number of Employees who are subject to special legal protection against termination and shall specify the legal justification for such protection (e.g., maternity leave, parental leave, severe disability) without, however, allocating this information to individual Employees. The Target Company does not employ within its respective current fiscal year any leased employees (überlassene Arbeitnehmer). Except as disclosed in Schedule 9.16.1, the Target Company has no obligation to provide now or in the future any remuneration to any of their current or former board members for holding the position in the management board. Except as disclosed in Schedule 9.16.1, none of the parties listed in Schedule 9.16.1 has given or is reasonably likely to give notice of termination, and to the Managing Directors’ best knowledge no circumstances exist which give any such party a special right to terminate or modify the underlying employment or service agreement. The execution or consummation of this Agreement or the transactions contemplated therein does to the Managing Directors’ best knowledge not trigger any such rights of any person listed in Schedule 9.16.1.

9.16.2	Key Employees

Schedule 9.16.2 includes a correct and complete list of the Target Company’s (i) board members and (ii) Employees in each case with a fixed annual gross salary in excess of EUR 40,000 (collectively: “Key Employees”). Such list correctly states for each Key Employee the date of his/her service or employment contract and the nature and date of all ancillary agreements, amendments, side letters, waivers and similar documents, if any (such contracts together: “Key Personnel Contracts”).

9.16.3	Employee Benefits

The Target Company is not a party to any agreements or other commitments, whether of an individual or collective nature and including commitments based on operational practice (betriebliche Übung), regarding employee benefits such as anniversary, holiday or jubilee payments, promises regarding invalidity, old age and survivors care (other than those listed below in clause 9.16.4), bonuses, profit participation or other variable remuneration elements and stock allocation or stock options, virtual stock, stock appreciation rights or similar rights other than listed in Schedule 9.16.1 (all these kinds of benefits jointly: “Employee Benefits”). In connection with the long-term incentive stock allocation and stock option program in place at the Target Company under the VSOP, Schedule 9.16.1 further specifies the number of stocks and stock options granted to each participating Employee and board member of the Target Company, differentiated between vested and non-vested stocks and stock options, the respective expiry dates and exercise prices and any payment obligations under such program triggered by the execution of this Agreement. The Founders confirm that no beneficiary under the VSOP will be entitled to any payment whatsoever vis-à-vis the Target Company following the execution of this Agreement and the transactions contemplated therein.

Share Sale and Purchase Agreement

9.16.4	Pensions

Schedule 9.16.4 includes a correct and complete list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on operational practice (betriebliche Übung), regarding pensions (betriebliche Altersversorgung) under which the Target Company has any obligations (“Pension Commitments”). All obligations under or in connection with the Pension Commitments, including obligations arising by operation of law that have become due, have been fulfilled by the Target Company. Except as disclosed in Schedule 9.16.4, all future obligations under or in connection with the Pension Commitments, including obligations arising by operation of law, appertaining to periods until the Signing Date are to the Managing Directors’ best knowledge fully funded according to the requirements established by law and the Pension Commitments based on the most recent actuarial data. The Target Company has set aside book reserves for pension liabilities as required by law and the Pension Commitments.

9.16.5	Collective Agreements; Employee Representative Body

The Target Company is not party of or subject to any of the following: (i) any reconciliation of interest agreements (Interessenausgleiche) and social plans (Sozialpläne); and (ii) any collective arrangements, whether in the form of general commitments (Gesamtzusagen), standard terms of employment (vertragliche Einheitsregelungen), works agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or in any other legal form under Applicable Law. The Target Company has no works council (Betriebsrat) or other employee representative body, and to the Managing Directors’ best knowledge does not face an imminent election of a works council or other employee representative body, or trade union and the Target Company is not a member of an employers’ association (Arbeitgeberverband).

9.16.6	Labor Disputes and Audits

Except for those listed in Schedule 9.16.6, the Target Company has not experienced in the last 12 months prior to the Signing any disputes with any competent Governmental Authorities or any strike or labor interruption, and there have been no audits by authorities competent for employment matters at the Target Company. Except for those listed in Schedule 9.16.6, there are to the Managing Directors’ best knowledge no claims or disputes with any of the Target Company’s present or former Employees, including but not limited to any claims relating to salaries, bonuses, severance payments, stock allocation, unjustified dismissal, notified to the Target Company in writing and outstanding.

9.16.7	Payment of Compensation

All compensation and withholding obligations of the Target Company to or in respect of its current and former Employees (including salaries, short time work allowances, overtime premiums, bonus payments, holiday payments and severance payments) for periods until the Signing Date have been paid or have been duly provided for in the Financial Statements.

9.16.8	No Offer of Employment or Engagement

Except as listed in Schedule 9.16.8, no offer of employment or engagement has been made by the Target Company that has not yet been accepted or where the employment or engagement has not yet started.

9.16.9	Compliance with Labor and Employment Laws

The Target Company has to the Managing Directors’ best knowledge at all times complied with Applicable Laws on labor and employment, particularly on the leasing of employees (Temporary Employment Act – Arbeitnehmerüberlassungsgesetz), the employment of Employees with a non-EU-nationality (Residence Act – Aufenthaltsgesetz), on the protection of employee personal data (GDPR), on minimum wages (Minimum Wage Act – Mindestlohngesetz) and the laws on working hours (Working Hours Act – Arbeitszeitgesetz). Furthermore, the Target Company has duly notified all competent governmental bodies of all countries in which employees of the Target Company have performed work for the company regarding necessary social security and tax withholdings and paid all amounts due.

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9.17	Absence of Certain Changes or Events

Since January 1, 2021 through to the Closing Date, the Target Company has conducted its business in the ordinary course (im gewöhnlichen Geschäftsbetrieb) consistent with past business practice. In particular,

9.17.1	the Target Company to the Managing Directors’ best knowledge has not incurred any obligation other than in the ordinary course of business and at arm’s length;

9.17.2	the Target Company has not divested any asset other than at arm’s length;

9.17.3	no dividends, profit distributions or other payments with respect to the Target Shares have been paid out by the Target Company;

9.17.4	the Target Company has not suffered any damage to or destruction or loss of any asset owned or used by it, whether or not covered by insurance;

9.17.5	the Target Company has not entered into, amended, terminated or suffered the termination or expiration of, or received a notice of termination of, any Material Agreement, other than in accordance with the terms of such Material Agreement;

9.17.6	no payments or benefits of any kind have been made, granted or promised by the Target Company to the Seller, other than the payment of salary in the ordinary course of business;

9.17.7	no measures of the type listed in clause 6.1 have to the Managing Directors’ best knowledge been taken.

9.18	Taxes and Other Duties

9.18.1	The Target Company has prepared and timely filed up to the Signing Date all Tax Returns required to be filed by it with the appropriate Governmental Authority. Each such Tax Return, declarations and filings are to the Managing Directors’ best knowledge true, correct and complete.

9.18.2	The Target Company has paid up to the Signing Date all Taxes and prepayments and installments of Taxes required to be paid to any Governmental Authority before the Signing Date, within the prescribed period, pursuant to Applicable Law. No deficiency with respect to the payment of any Taxes or installments of Taxes or other Tax related obligation has to the Managing Directors’ best knowledge been asserted against the Target Company by any Governmental Authority. All unpaid Taxes of the Target Company attributable to periods beginning on or after January 1, 2020, arose in the ordinary and usual course of business consistent with past practice, and are similar in nature and amount to Taxes which arose during the comparable period of time in the immediately preceding fiscal year. Adequate provision has been made, in the books and records of the Target Company, for all Taxes payable by it for all taxable periods ending, or deemed to end, on or immediately prior to the Signing Date, and, where no taxable period ends or is deemed to end on or immediately prior to the Signing Date, for all Taxes in respect of any time prior to the Signing Date.

9.18.3	The Target Company has duly withheld and collected up to the Signing Date all Taxes required by Applicable Law to be withheld or collected by it, including but not limited to wage taxes, and has duly remitted up to the Signing Date to the appropriate Governmental Authority all such Taxes, as and when required by Applicable Law. The amount of any Taxes withheld or collected but not remitted by the Target Company has been retained in its accounts and will be remitted by it to the appropriate Governmental Authority when due.

Share Sale and Purchase Agreement

9.18.4	The Target Company has observed all material obligations regarding Tax record keeping including those according to sec. 90 AO and is in possession of these documents, in due form, each in written or electronic form as required by Applicable Law.

9.18.5	The Target Company neither is, or has ever been, a member of a tax group (steuerliche Organschaft).

9.18.6	The Target Company has to the Managing Directors’ best knowledge not made any construed profit distributions (verdeckte Gewinnausschüttungen).

9.18.7	Without limiting the generality of clause 9.21, there are to the Managing Directors’ best knowledge no proceedings pending or, to the Managing Directors’ best knowledge, threatened against the Target Company in respect of any Taxes, there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, and no event has occurred and to the Managing Directors’ best knowledge no circumstance exists that could give rise to any of the foregoing.

9.18.8	The Target Company will not be required to include any item of income in the computation of taxable income (including the Target Company item that may be included in the computation of the taxable income of Purchaser and of any of its Affiliates) for any taxable period or portion thereof ending after the Signing Date as a result of any installment sale, any prepaid amount received prior to the Signing Date or any similar transaction on or prior to the Signing Date.

9.18.9	All transactions between the Target Company and the Sellers or any Affiliate of a Seller have to the Managing Directors’ best knowledge been and are on fully arm’s length terms. The transfer pricing documentation was properly prepared in accordance with all Applicable Laws.

9.18.10	The Target Company is and has at all times been resident for Tax purposes solely in Germany and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purposes. The Target Company is not subject to Tax in any other jurisdiction than Germany.

9.19	No Material Adverse Change

Since January 1, 2021, the Target Company has not suffered any Material Adverse Change and no event has occurred, and to the Managing Directors’ best knowledge no circumstance exists, that could reasonably be expected to result in a Material Adverse Change.

9.20	Law Suits

At the Signing Date, the Target Company is not a claimant, or defendant, or to the Managing Directors’ best knowledge any other participant in legal proceedings, especially law suits in front of courts, including arbitration and labor court proceedings, nor party to any administrative procedures on the reason of breaching statutory obligations. To the Managing Directors’ best knowledge at the Signing Date, no such law suits or procedures are about to be started or threatened, nor are to the Managing Directors’ best knowledge any circumstances known to exist which might reasonably be expected to provide a basis for such proceedings, except for the Deveritec case.

9.21	Compliance with Laws, Permits and Ethical Matters

9.21.1	To the Managing Directors’ best knowledge, the Target Company conducts its business (including its relations towards Employees and former employees) materially in accordance with all Applicable Law and arms’ length principles.

Share Sale and Purchase Agreement

9.21.2	All documents required to be filed with the commercial register (Handelsregister), business register (Unternehmensregister) and municipal trade authority (Gewerbeamt) or with any company register and any Governmental Authority under Applicable Law by the Target Company have been properly prepared and delivered.

9.21.3	The Target Company has all necessary public Permits necessary to carry out its business as of the Signing Date and all such Permits are valid and subsisting; any conditions to such Permits have been fulfilled.

9.21.4	To the Managing Directors’ best knowledge, neither the Target Company nor any Person (including any managing director, officer, other Employee or any third party) who performs or has performed services for it or on its behalf has in the course of the business of the Target Company or in connection with the business of the Target Company done or failed to do any act or thing the doing or omission of which does or could contravene criminal laws, in particular anti-bribery legislation, or is, to the Managing Directors’ best knowledge, contrary to common business ethics in any jurisdiction.

9.22	Privacy; Personal Data and IT Security

9.22.1	To the Managing Directors’ best knowledge, the Target Company has – in all material aspects – complied and continues to comply with all Applicable Laws relating to the Processing of Personal Data including, but not limited to, GDPR. Personal Data Processing is done in line with the principles specified in Article 5 GDPR and documentation specified in the GDPR is maintained. In particular and in each case, where the Target Company is required to do so, it provides data subjects with appropriate privacy notices (Articles 13 and 14 GDPR), the Target Company has entered into and maintains data processing agreements (DPAs) with third parties which comply with the requirements as set forth in Article 28 GDPR, records as specified in Article 30 GDPR are maintained and data protection impact assessments as specified in Article 35 GDPR are prepared. To the Managing Directors’ best knowledge, the Target Company respects data subject rights as specified in Articles 12 to 23 GDPR and has answered data subject requests (DSRs) in a timely manner. Procedures regarding Personal Data breaches are implemented and appropriate notifications and communication (if applicable) have been done in line with Articles 33 and 34 GDPR. With respect to the Processing of Personal Data, the Target Company has to the Managing Directors’ best knowledge complied with all its internal and public-facing privacy documents, policies and statements, and any obligations under any data processing agreements with any third parties.

9.22.2	To the Managing Directors’ best knowledge, the Target Company does not process consumer data as data controller, and neither stores nor hosts any Personal Data on behalf of its customers or clients.

9.22.3	The Target Company has established and implemented a written information security and data privacy system (“Information and Privacy Security System”), that to the Managing Directors’ best knowledge complies with Applicable Laws, contractual obligations of the Target Company and industry best practices to protect Personal Data, the Own Proprietary Rights and any other confidential information and their access to and use. This includes taking all reasonable administrative, physical, procedural and technical information security safeguards to protect Personal Data from accidental, unauthorized or unlawful destruction, alteration, modification, access, disclosure or loss as well as protecting Personal Data and the Own Proprietary Rights against being accessed or used in any unauthorized or unlawful way. In the last two (2) years prior to the Closing Date, the business of the Target Company has not experienced any incident in which Personal Data, Own Proprietary Rights or other to the Managing Directors’ best knowledge protected information collected, stored, transmitted or otherwise Processed by the Target Company was stolen, improperly accessed, disclosed or otherwise misappropriated, and the Target Company has not received any written notices or written complaints from any person with respect thereto or otherwise alleging a violation of his or her privacy, personal, property or confidentiality rights.

Share Sale and Purchase Agreement

9.22.4	All IT Systems that are material to the Business operate and perform in accordance with their documentation and functional specifications and the Information and Privacy Security System in all material respects and to the Managing Directors’ best knowledge otherwise adequately meet the needs of the Business as currently conducted, all of the above on a stand-alone basis. During the last two (2) years prior to the Closing Date and to the Managing Directors’ best knowledge, no such IT Systems have materially malfunctioned or failed and no such IT Systems contain any viruses, worms, trojan horses, bugs, faults, back doors or other code, devices, errors, contaminants or effects that (i) significantly disrupt or materially adversely affect the functionality of any such IT Systems or (ii) enable or assist any Person to access without authorization any such IT Systems. To the Managing Directors’ best knowledge, the Target Company has taken commercially reasonable measures regarding virus protection, security, disaster recovery, support and maintenance and data backup to safeguard such IT Systems from errors, breakdowns, failures or security breaches and, during the last two (2) years, no person has gained unauthorized access to such IT Systems.

9.23	Accuracy of Information

The Sellers granted to the Purchaser in the course of the Purchaser’s due diligence of the Target Company through the virtual data room accessible via www.dfsvenue.com from 9 August, 2021 to 25 November 2021 (“Data Room”) access to all documents listed in Schedule 9.23 (“Documents”). The Documents cover all essential information which, in the reasonable opinion of a professional strategic investor, are necessary to assess the Target Company and its business operations. The Sellers have compiled the Data Room with the diligence of a prudent business person.

9.24	Brokers’ Fees

Except for the Deloitte Agreement, the Target Company has not incurred any obligation or liability, contingent or otherwise, for any brokerage or agent’s commission, finder’s fee or other similar payment in connection with this Agreement or the transactions contemplated hereby.

9.25	Investors’ Representations and Warranties

With respect to the Investors, this clause 9 shall apply mutatis mutandis provided that the Investors only represent and warrant to the Purchaser by way of independent promises of guarantee irrespective of a culpability of the Investors and the Target Company (selbständige und verschuldensunabhängige Garantieversprechen, sec. 311 para. 1 BGB) and only with respect to their own shares and only on their own behalf, that only the statements set forth in clause 9.2.1 are true, correct and not incomplete so as to make them misleading on the Signing Date and will also be true, correct and not incomplete so as to make them misleading on the Closing Date. The Investors do not grant any other warranties, representation or guarantees under this Agreement.

9.26	Managing Directors’ knowledge

Any statement which refers to the “Managing Directors’ best knowledge” or any similar expression means the actual knowledge that the Founders had or would have obtained by exercising due care as a duly acting business person under German law, in each case as of the Signing Date.

10.	Remedies, Coverage of Warranties and Liability, Limitations

10.1	Extent of Warranties

10.1.1	If one or more statements for which the Founders or the Investors have given Warranties under clause 9 of this Agreement, turn out to be untrue or were false, the Purchaser is entitled to demand from the Founders – as joint and several debtors (Gesamtschulder) – respectively the Investors – as several debtors (Teilschuldner) – to establish such conditions which would be in effect if the statements were true (Naturalrestitution) within a reasonable period set by the Purchaser in writing, but in no event within a period of less than one (1) month after receipt of the demand. The Founders shall also be joint and severally liable (Gesamtschuld) for any claim of the Purchaser vis-à-vis the respective Investor.

Share Sale and Purchase Agreement

10.1.2	The liability of the Founders and the Investors in case of a breach of the Warranties shall be excluded to the extent that the facts underlying such breach have been disclosed to the Purchaser directly in the Schedules to this Agreement. Furthermore the Sellers shall not be liable under or in connection with this Agreement due to a breach of the Warranties and the Sellers’ liability under this Agreement in respect of such breach of the Warranties shall be excluded if and to the extent, as at the Signing Date, (i) the Purchaser has actual knowledge (positive Kenntnis) of the facts or matters underlying the relevant breach of the Warranties in a manner reasonably enabling a prudent business person (ordentlicher Geschäftsmann) to identify the consequences of the disclosed facts or matters underlying a potential breach or (ii) the facts or matters underlying the relevant breach of the Warranties were Fairly Disclosed to the Purchaser in the Data Room during the preparation of this Agreement, three (3) electronic copies of which will be set aside and one will be preserved by the acting notary for a period of five (5) years after the Closing Date in accordance with a joint instruction letter attached hereto as Schedule 10.1.2. “Fairly Disclosed” shall mean disclosed in the Data Room and the schedules attached to this Agreement and in a manner/description and at a place where – based on the title of the respective section or folder – the information can be expected and in such reasonable detail that the relevant circumstances, facts and/or risks could be identified by an experienced and professional Purchaser, in each case by applying the standard of care of a prudent businessman (ordentlicher Geschäftsmann) dealing with a transaction of the size and kind of the Transaction.

10.1.3	The Sellers shall not be liable in relation to a breach under or in connection with this Agreement in respect of any claim if and to the extent (i) there is any existing and actual benefit, saving or other quantifiable financial advantage that has actually been received in connection with the relevant matter (including actual cash Tax benefits and other actual reductions of cash Taxes occurring within the relevant financial year) by the Purchaser or the Target Company on account of the matters or circumstances giving rise to such claim, to be determined in accordance with the principles applicable under German law (Vorteilsausgleich) or (ii) specific provisions (Rückstellungen) for such claims were included in the annual accounts of the Target Company.

10.1.4	The Sellers shall not be liable in relation to a breach of the Warranties in respect of any damages or loss (excluding indirect/consequential damages and loss of profits) to the extent resulting from, or increased by,

a)	any voluntary act or voluntary omission of the Purchaser or any of the Purchaser’s Affiliates, or their respective directors, officers, employees, agents or other representatives, in each case after the Closing Date including any changes in the accounting principles, or

b)	any act or omission expressly agreed in, and in compliance with, this Agreement or otherwise expressly requested or expressly approved by the Purchaser in writing.

10.1.5	In respect of a claim in relation to which and to the extent that the Purchaser does not fully comply with its statutory obligations to mitigate damages under section 254 German Civil Code (BGB), the Sellers’ liability in relation to a breach of the Warranties shall be reduced in accordance with such section.

10.1.6	The total aggregate amount of the liability of the Founders (if applicable) in respect of breaches of the Warranties and any other clause under this Agreement shall in any event not exceed an amount of EUR 1,000,000 (in words: one million Euro). Such liability can in the sole discretion of each Founder be covered in cash or by forfeiting parts of their Stock Options (granted in accordance with clause 7.1.3) as follows: Any Stock Option(s) forfeited pursuant to this clause 10.1.6 in satisfaction of a claim of the Purchaser shall be valued in an amount equal to the Adjusted Strike Price determined as of the payment date of the claim amount, i.e. the market price of Inpixon’s Common Stock at the time the Stock Options are forfeited shall be irrelevant. For the avoidance of doubt: If the Purchaser asserts a valid claim in the amount of EUR 100,000 (the “Claim Amount”), the Founders may satisfy such claim by forfeiting or by causing their Affiliates to forfeit to Inpixon such number of Stock Options that when multiplied by the Adjusted Strike Price shall equal the Claim Amount. In case of fraud, intentional misrepresentation or intentional misconduct, the liability cap for the liability of the Founders shall not apply.

Share Sale and Purchase Agreement

10.1.7	The total aggregate amount of the liability of the Investors (if applicable) in respect of breaches of the Warranty in clause 9.2.1 shall in any event not exceed an amount of EUR 1,000,000 (in words: one million Euro) in aggregate, whereby each Investor’s individual liability is capped at the individual purchase price actually received. In case of fraud, intentional misrepresentation or intentional misconduct, the liability cap for the liability of the respective Investors having committed fraud, intentional misrepresentation or intentional misconduct shall not apply.

10.1.8	The Founders and the Investors shall only be liable for a breach of the Warranties under clause 9 of this Agreement if and to the extent the aggregate amount of the claims of the Purchaser exceeds an amount of EUR 10,000 (in words: ten thousand Euro) (Freibetrag).

10.1.9	The Purchaser shall not be entitled to recover damages more than once in respect of any loss or damage in each case based on the same set of circumstances or facts (Sachverhalt) which gives rise to a Purchaser’s claim under more than one provision of this Agreement.

10.1.10	To the extent permitted by law, any further liability of the Founders and the Investors for legal and/or material defects (Rechts- und/oder Sachmängel), regardless of the legal basis for any such liability, shall be excluded. This shall not apply for the liability of the individual Founder and/or the individual Investor in the case of fraud, intentional misrepresentation or intentional misconduct of the respective Founder and/or the respective Investor.

10.2	Time Limitation

10.2.1	Claims of the Purchaser for a breach of the Warranties shall be limited to and time-barred (verjährt) twelve (12) months after the Closing Date with the exception of claims based on a breach of clause 9.1 (Corporate Status), clause 9.2 (Shares) and clause 9.3 (Contributions) which shall be limited to and time-barred three (3) years after the Closing Date.

10.2.2	Claims of the Purchaser concerning Taxes under clause 9.18 or clause 11 shall be time-barred six (6) months from the date as of which the assessment of the respective Taxes becomes formally and materially final and binding.

10.2.3	Claims of the Purchaser arising from or in connection with the special indemnities pursuant to clause 12 shall be time-barred three (3) years after the Closing Date, except for claims under clause 12.1 which result from a breach of GDPR which shall be time-barred twelve (12) months after the Closing Date.

10.2.4	The provisions of German civil law providing for the suspension and the restart of a time-barring limitation shall be applicable.

10.3	Conduct of Claims

10.3.1	The Purchaser shall give notice to the relevant Sellers of any breach of the Warranties within the time period defined in clause 10.3.2. Such notice shall specify in reasonable detail for each individual breach of the Warranties the material underlying facts constituting the breach of the Warranties, the legal basis for a potential claim and (to the extent reasonably possible at such time) the amount or estimated amount of the damages suffered by the Purchaser in result of the breach of the Warranties and shall be submitted together with documents which enable the respective Sellers to assess the merits of any claims in respect of the relevant breach of the Warranties and the amount or estimated amount of the damages arising from the breach of the Warranties.

10.3.2	The Purchaser shall make the notification in accordance with clause 10.3.1 within six (6) months after it has obtained knowledge of the underlying facts of the relevant breach of the Warranties.

Share Sale and Purchase Agreement

10.3.3	In connection with any matter or circumstance that may give rise to a claim against any of the Sellers under this Agreement, the Purchaser shall allow, and shall procure that the Target Company allows, the respective Seller or Sellers, and its or their financial, accounting, tax or legal advisors upon request with at least ten (10) Business Days prior written notice to investigate, to the extent required, the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim. In particular, reasonable information and assistance, including reasonable access during regular business hours and upon sufficient prior written notice to premises and personnel of the Target Company, and the right to examine and copy or photograph any assets, accounts, documents and records, as the respective Seller or Sellers reasonably request if and to the extent required in order to assess the relevant facts or circumstances alleged to give rise to the relevant claim against any of the Sellers under this Agreement shall be given. Each Seller, as an individual obligor, hereby undertakes to keep (and to procure that its financial, accounting, tax and legal advisers will keep) all such information confidential and to use it (and to procure that its financial, accounting, tax and legal advisers will use it) only for the purpose of investigating and defending the claim in question. All reasonable expenses of the Purchaser and the Target Company caused by such disclosure or assistance, other than internal costs such as labor or overhead costs, shall be borne by the Seller or Sellers requesting such disclosure and assistance.

10.3.4	In the event that a claim against the Purchaser or the Target Company is asserted, made, threatened or filed by a third party (including any governmental or regulatory body) which results, or which the Purchaser believes to result, from a breach of the Warranties (a “Third Party Claim”) the following shall apply:

a)	The Purchaser shall, and shall procure that the Target Company shall, consult with the relevant Sellers in relation to the suitable manner of dealing with the Third Party Claim. In particular, the Purchaser shall, and shall procure that the Target Company shall notify the Sellers promptly upon a Third Party Claim being asserted, made, threatened or filed, such notice to be submitted together with all material information in relation to the Third Party Claim which is available to the Purchaser and the Target Company.

b)	The costs and expenses incurred in relation to the defense against the Third Party Claim shall be borne as follows:

aa)	All costs and expenses reasonably incurred by the Purchaser or the Target Company (other than internal costs such as labor or overhead costs) shall, to the extent the Third Party Claim does result from a breach of the Warranties for which the Sellers, or any one of them, are, subject to the limitations set forth in this Agreement, liable, be borne by the relevant Seller or Sellers (but subject to the liability cap).

bb)	All costs and expenses reasonably incurred by the Sellers (other than internal costs such as labour or overhead costs) shall, to the extent the Third Party Claim does not result from a breach of the Warranties for which the Sellers are, subject to the limitations set forth in this Agreement, liable, be borne by the Purchaser.

In respect of all other costs and expenses incurred by the Sellers, or any one of them, or the Purchaser, the relevant Seller or Sellers and the Purchaser shall each bear its own costs and expenses.

10.3.5	If the Purchaser breaches any of its obligations in this clause 10.3, this shall not exclude or reduce any claim by the Purchaser in respect of the associated breach of the Warranties, except to the extent the amount of the Purchaser’s claim in respect of the breach of the Warranties is increased by the Purchaser’s breach of this clause 10.3.

Share Sale and Purchase Agreement

11.	Tax indemnity and cooperation in tax matters

11.1	Tax indemnity

11.1.1	The Founders undertake to indemnify the Purchaser and hold it harmless from any Taxes payable by the Target Company relating to periods prior to and including the Closing Date which are due and payable (“Tax Indemnification”), such claim a “Tax Indemnification Claim”.

With regard to Taxes of the Target Company assessed or levied for assessment periods (Veranlagungs- oder Erhebungszeiträume) which begin prior to or on the Closing Date, but end after the Closing Date, and are assessed on income, profits or turnover, the portion of the Taxes which relates to the period until and including the Closing Date will be calculated as if the respective assessment period (Veranlagungs- oder Erhebungszeitraum) had ended on the Closing Date. To the extent income, profits or turnover result from business transactions prior to or on the Closing Date and are reflected in the Closing Date Financial Calculations, such income, profits or turnover will be attributed to the period up to and including the Closing Date; to the extent they result from business transactions after the Closing Date or in case they are not reflected in the Closing Date Financial Calculations, such income, profits or turnover will be attributed to the period after the Closing Date.

With regard to any other Taxes of the Target Company, the portion of the Taxes attributable to the period prior to the Closing Date will be calculated pro rata temporis.

11.1.2	The Founders shall not be liable for any Tax Indemnification Claim if and to the extent:

a)	the respective Taxes have been paid prior to or on the Closing Date; or

b)	the amount of the respective Taxes does not exceed the Tax liabilities (Steuerverbindlichkeiten) and Tax provisions (Steuerrückstellungen) for such Taxes which were considered in the Closing Date Financial Calculation and which have reduced the Final Purchase Price; or

c)	the Purchaser has a recoverable claim in the amount of the respective Taxes against a third party.

11.1.3	Payments owed by the Founders under this 11.1 are payable within ten (10) Business Days after written notice from the Purchaser to the Founders, provided, however, the Founders shall not be obliged to pay such amount earlier than five (5) Business Days prior to the payment to the Governmental Authority falling due. Clause 10.1.6 does apply also with respect to this clause 11.

11.2	Cooperation in Tax Matters

The Founders shall cooperate in good faith in all matters in connection with Taxes relating to periods up to and including the Closing Date (“Relevant Taxes”). In particular:

11.2.1	The Founders shall make available to the Purchaser on the Closing Date all information and documentation necessary to duly and timely prepare all Tax Returns of the Target Company in accordance with Applicable Law.

11.2.2	The Founders shall upon request of the Purchaser, assist the Purchaser and the Target Company in preparing the filing of all Tax Returns of the Target Company that relate to periods up to and including the Closing Date. Tax Returns or amendments to Tax Returns relating in full to periods ending on or prior to the Closing Date shall be prepared at the Founders’ cost and expenses.

11.2.3	The Purchaser shall notify the Sellers’ Representative in respect of any Tax Returns, Tax assessment, Tax audits, Tax appeals and Tax court proceedings which relate to Relevant Taxes and may lead to a Tax Indemnification Claim.

Share Sale and Purchase Agreement

11.2.4	After the Closing Date the Purchaser shall prepare and file or cause the Target Company to prepare and file when due all Tax Returns required to be filed by or on behalf of such Target Company. Tax Returns relating (also) to assessment periods (Veranlagungs-, Erhebungs-, Voranmeldungszeitraum etc.) up to and including the Closing Date shall be subject to review by the Founders. The Purchaser shall ensure that the Tax Returns to be reviewed by the Founders will be furnished to the Sellers’ Representative no later than in case of Tax Returns to be filed on a monthly or quarterly basis not later than five (5) Business Days and all other Tax Returns no later than ten (10) Business Days prior to the due date of the relevant Tax Return. The Purchaser will reasonably consider any comments by the Founders provided to Purchaser at least three (3) Business Days prior to the due date for Tax Returns to be filed on a monthly or quarterly basis and all other Tax Returns no later than five (5) Business Days prior to the due date of the relevant Tax Return.

11.2.5	The Sellers’ Representative and Founders’ tax advisors bound to professional confidentiality are entitled to participate in any Tax audit and meetings with the Governmental Authorities relating in full or in part to assessment periods up to and including the Closing Date and Relevant Taxes.

11.2.6	After the Closing Date, the Purchaser shall ensure that the Target Company (i) provides the Sellers’ Representative and the Founders’ tax advisor access to all documents connected to Relevant Taxes which may lead to a Tax Indemnification Claim, and (ii) shall, upon instruction by the Sellers’ Representative and at the Founders’ cost and expenses, contest findings or Tax assessments relating to Relevant Taxes which may lead to a Tax Indemnification Claim and take any legal actions against such findings or Tax assessments relating to such Relevant Taxes, provided, however, that such actions do not materially affect the reasonable economic interests of the Purchaser and the Target Company.

12.	Special Indemnities

The Founders shall indemnify and hold harmless the Purchaser or the Target Company, at the choice of the Purchaser, from and against any Loss (including without limitation any fines, penalties or orders) arising or incurred by the Purchaser or the Target Company in relation to any Loss incurred or suffered by, or directed against, the Purchaser and/or the Target Company:

12.1	(i) imposed or mandated by a court or public authority and/or (ii) brought by third parties as a result of a breach of, or non-compliance with, applicable data protection laws (but including, in particular, GDPR) provided that such Loss relates to an action, or non-performance with an obligation, in the time period before the Closing Date;

12.2	and directly or indirectly caused by, or arising out of, any claims in connection with the indemnities provided for in section 14 of the Shareholders’ Agreement.

Clause 10.1.6 does apply also with respect to this clause 12.

13.	Post-Closing Covenants

13.1	After Closing and as far as possible with reasonable effort, the Purchaser shall provide the Founders and the Investors with all necessary documentation and will allow participation in all meetings with third parties which may result in warranty claims by the Purchaser against the Founders and the Investors.

13.2	No later than five (5) Business Days following the Closing Date, the Purchaser shall provide the Sellers’ Representative with an executed set of option grant agreements along with the respective option grant letters for the Beneficiaries as agreed between Inpixon and the Founders prior to the Signing Date which shall indicate the exact number of Stock Options allocated to the respective Target Company employee.

13.3	In addition, the Sellers’ Representative shall ensure that the Target Company will without undue delay and based on the power of attorney granted by the Purchaser in accordance with clause 8.2.5 ensure that Mr. Nadir Ali and Mrs. Wendy Loundermon will be granted full access to the Target Company’s bank accounts. For the avoidance of doubt: The authorized signatories listed in Schedule 9.11 shall maintain their authorizations, unless revoked by the Purchaser in its sole discretion.

Share Sale and Purchase Agreement

13.4	For a period as long as the respective Managing Director is employed by the Purchaser, but in any case for at least two (2) years after the Closing Date the following shall apply:

13.4.1	The Managing Directors shall not, directly or indirectly, and in any manner whatsoever, anywhere in the Territory engage, invest in, own, manage, operate, finance, control, advise, guarantee the obligations of, be employed by, or otherwise be connected to or associated with, the Business as conducted by the Target Company and the business as conducted by the Purchaser and its Affiliates, in each case as of the Closing Date, (“Competing Activity”); provided, however, that the Managing Directors may acquire or otherwise own less than 5% of the outstanding shares in the capital of a Person.

13.4.2	The Managing Directors shall not, directly or indirectly, (a) cause, induce, or attempt to cause or induce, any Employee of the Target Company to terminate its relationship with the Target Company; (b) in any way interfere with the relationship between the Target Company and any of its Employees.

13.4.3	The Managing Directors shall not, directly or indirectly, (a) solicit, induce, or otherwise cause, or attempt to solicit, induce, or otherwise cause, any customer, licensor, licensee, or any prospective customer, licensor, or licensee that has been contacted or targeted for contact by the Target Company on or before the date of this Agreement, or any other Person engaged in a business relationship with the Target Company, to (i) terminate, curtail, or otherwise modify its relationship with the Target Company, or (ii) engage in business with a competitor of the Target Company, or (b) interfere in any way with the relationship between the Target Company, and any of its customers, licensors, licensees, or any such prospective customers, licensors, or licensees, or any other Person engaged in a business relationship with the Target Company.

13.5	The Founders shall not make any disparaging statement, either orally or in writing, regarding the Purchaser, or the Target Company, its respective products or services, or any of their respective shareholders, directors, officers, employees or consultants.

13.6	The Founders shall not make any claims or otherwise seek to enforce any rights it may have, or may have had in the past, against the Target Company or any of its past or current customers in relation to Intellectual Property Rights in any works, creations, performances or inventions by Founders which fall within the business scope of the Target Company.

13.7	In the event that, at any time prior to the second anniversary of the Closing Date, the Managing Directors enter into an employment, consulting engagement, independent contractor engagement, partnership or other business association with any Person other than the Purchaser or the Target Company, which may be considered as competitive with the Target Company as per clause 13.4 above, the Founders shall advise the Purchaser, within ten (10) Business Days of entering into such engagement or association, of the identity and address of such Person and the nature of the Founders’ engagement or association. The Purchaser may notify each such Person that the Founders are bound by this clause 13 and may furnish each such Person with a copy of applicable provisions of this Agreement.

13.8	The Founders agree that this clause 13 and the non-compete and non-solicitation covenants set forth herein, including the provisions relating to the duration, geographical area and scope thereof, are reasonable and necessary to protect and preserve the legitimate business interests of the Purchaser and that they are granted to maintain and preserve the value of the Target Company and the Target Shares.

14.	Non-Disclosure

14.1	The Parties agree not to disclose the contents of this Agreement (except as explicitly agreed otherwise herein). Further, each Party and its advisors may, following the Signing Date, make announcements in regard of the transaction provided for in this Agreement which are common business practice, and which contain only minimum information, excluding – in particular – the Preliminary or Final Purchase Price.

Share Sale and Purchase Agreement

14.2	The Founders and the Investors (as the case may be) shall during a period of 3 (three) years after the Closing Date individually under exclusion of any joint and several liability:

14.2.1	keep confidential and not disclose to any Person confidential information belonging to and/or used by the Target Company; and

14.2.2	take all reasonable steps as applied in own matters to prevent the copy, use or disclosure of any such confidential information belonging to and/or used by the Target Company.

14.3	Clauses 14.1 and 14.2 shall not apply to:

14.3.1	use or disclosure of confidential information required to be used or disclosed by law or by any court order or by the rules of the Securities and Exchange Commission, the Nasdaq Capital Market or any other stock exchange on which the securities of such Party may be listed or quoted or Governmental Authority provided that the Parties inform each other of such disclosure as soon as possible when the need arises;

14.3.2	disclosure of confidential information to a director, officer or employee of the Purchaser and/or any Seller or to an Employee of the Target Company whose function requires that he or she has possession of the confidential information;

14.3.3	disclosure of confidential information to an advisor (also of any Seller), who is bound by professional secrecy or by an adequate confidentiality agreement, for the purpose of advising in connection with this Agreement;

14.3.4	disclosure of confidential information to a direct or indirect shareholder of the Purchaser and/or any Seller; or

14.3.5	confidential information which becomes publicly known except as a result of a breach of clause 14.1 or 14.2.

15.	Notices

15.1	Any notice or other communication pursuant to or in connection with this Agreement shall be in writing in either the German or English language and delivered personally or sent by registered mail (return receipt) to the Party due to receive such notice at its registered office or registered residence from time to time (or to such other address as may have been notified in writing to the other Party in accordance with this clause) or as pdf-attachment via email to the email-address of the Party concerned set out in this clause:

Sellers’ Representative:	With a courtesy copy that shall not constitute a notice to:
IntraNav GmbH	Osborne Clarke
Attn. Mr. Ersan Günes	Attn. Nicolas Gabrysch
Frankfurter Straße 27	Innere Kanalstr. 15
65760 Eschborn	50823 Köln
Germany	Germany

Purchaser:	With a courtesy copy that shall not constitute a notice to:
Nanotron Technologies GmbH Attn. Nadir Ali and Melanie Figueroa 2479 E Bayshore Rd Suite 195 Palo Alto, CA 94303 Email: notices@inpixon.com	Greenberg Traurig Germany, LLP Attn. Dr. Nicolai Lagoni Budapester Str. 35 10787 Berlin Germany Email: nicolai.lagoni@gtlaw.com

Share Sale and Purchase Agreement

16.	Assignment of Rights; Set-off

16.1	Unless explicitly provided for in this Agreement, the Parties are prohibited from assigning any rights or obligations to third parties without the consent of the other Parties to this Agreement, provided that the Purchaser shall be entitled to pledge or assign rights or claims under this Agreement to any bank, financial institution or provider of mezzanine finance as security for Purchaser’s acquisition financing or re-financing of transactions contemplated by this Agreement. No assignment shall relieve any Party hereto of its obligations hereunder.

16.2	Unless explicitly provided for in this Agreement, only claims accepted by the other party to a set-off or claims which are ascertained in a legally binding way shall be subject to setting-off.

17.	Additional Covenants, Statements

17.1	The Investors shall not be liable under this Agreement except as stated in clause 9.25.

17.2	Nothing in this Agreement shall be qualified as joint debt between any of the Sellers, unless otherwise agreed in this Agreement (e.g. in clause 10.1.1).

17.3	The Parties agree to issue all statements which are or will become necessary under this Agreement and to mutually contribute to the completion of this Agreement.

17.4	The Founders undertake to provide the Purchaser at all times with all such information as reasonably requested by the Purchaser and which the Founders have in possession or under control relating to the business of the Target Company; for this purpose, the Founders shall give to the Purchaser and any persons authorized by the Purchaser full access to all such information. The Purchaser will be kept informed on all material matters of the Target Company, will receive without delay copies of any monthly reports on the financial situation and development of the Target Company, including any management accounts, which are produced as part of the ongoing financial reporting, and will be notified of any extraordinary business events concerning the Target Company.

17.5	After due examination the Purchaser has concluded that the transaction contemplated by this Agreement does not require merger clearance under German or European Union law and the Purchaser has taken the view that no foreign direct investment clearances under the German Foreign Trade and Payments Act and Ordinance (AWG/AWV) will be required.

18.	MISCELLANEOUS

18.1	The Parties agree that except in case of fraud, intentional misrepresentation or intentional misconduct, any liability of Founders and/or Sellers shall in any case be capped at a total maximum of EUR 1,000,000.00 (Euro one million) and nothing in this Agreement shall be interpreted as an adding up of different liability regimes.

18.2	This Agreement sets out the entire agreement and understanding between the Parties in respect of the sale and purchase and transfer of the Target Shares. This Agreement supersedes and extinguishes any previous agreements between the Parties, whether orally or in writing, in respect of the sale and purchase and transfer of the Target Shares, which shall cease to have any further force or effect.

Share Sale and Purchase Agreement

18.3	Amendments to this Agreement, including a change of this provision regarding written form itself, have to be in writing or in a stricter form provided by law.

18.4	The Parties agree that any declarations, notices, claims, and exercises of rights by the Sellers or any of the Sellers vis-à-vis Purchaser under or in connection with this Agreement shall only be valid if (i) made by the Sellers’ Representative on behalf of all Sellers, and (ii) made with respect to all Sellers in the same manner (einheitliche Rechtsausübung). Any declarations, notices, claims, and exercises of rights by the Purchaser vis-à-vis the Sellers under or in connection with this Agreement shall be effective when made to the Sellers’ Representative. This shall also apply to any amendments to this Agreement.

18.5	All transfer taxes (including real estate transfer taxes), fees (including notarial fees), stamp or registration duties and charges payable or incurred in connection with the execution and performance of this Agreement shall be borne by the Purchaser unless expressly agreed otherwise in this Agreement. Subject to the preceding sentence, each Party shall pay its own expenses, including the fees of its advisers, incurred in connection with this Agreement.

18.6	In case a provision of this Agreement should be invalid or unenforceable or in case that this contract has a gap, the other provisions of this Agreement remain unaffected. The Parties are obliged to agree to the replacement of the invalid or unenforceable provision with a valid and enforceable provision or to an amendment of this Agreement for the missing provision. If and insofar there is a gap in the provisions of this Agreement, the Parties shall agree to a valid and enforceable provision which comes closest to what the Parties would have agreed to, if they had known about the gap from the beginning.

18.7	German law shall be applicable to this Agreement, its execution and all claims and disputes arising under or in connection with this Agreement or its validity, without regard to the conflict of law principles thereof.

18.8	The courts in Frankfurt am Main, Germany, shall have exclusive jurisdiction to settle any dispute in connection with this Agreement.

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Share Sale and Purchase Agreement